Exhibit 10

Denison Mines Corp. Atrium on Bay, 595 Bay Street, Suite 402 Toronto, ON M5G 2C2 Ph. 416-979-1991 • Fx. 416-979-5893 • www.denisonmines.com

PRESS RELEASE	Trading symbols: DML-T, DNN-A
DENISON MINES CORP. REPORTS FIRST QUARTER 2011 RESULTS
Toronto, ON — May 11, 2011... Denison Mines Corp. (“Denison” or the “Company”) (DML: TSX, DNN: NYSE AMEX) today reported its financial results for the three months ended March 31, 2011. All amounts in this release are in U.S. dollars unless otherwise indicated. For a more detailed discussion of the Company’s financial results, see management’s discussion and analysis (“MD&A”), a copy of which is attached to this release.
Financial Highlights
•	Revenue was $26.8 million for the three months ended March 31, 2011.
•	Net loss was $7.1 million ($0.02 per share) for the three months ended March 31, 2011.
•	Cash flow from operations was $4.7 million for the three months ended March 31, 2011.
•	The Company issued 18.3 million common shares for gross proceeds of $66 million.
Operating Highlights
•	Denison’s production for the quarter totaled 340,000 pounds U3O8 and 413,000 V2O5.
•	Uranium sales were 267,000 pounds U3O8 at an average price of $63.26 per pound.
•	Vanadium sales totaled 856,000 pounds V2O5 equivalent at an average price of $6.20 per pound.
•
The 2011 winter program on the 60% owned Wheeler River property identified opportunities for expanding the existing estimates of the mineral resources in Zone A and further expanded the favourable stratigraphy.

•	The Company announced an off-market take-over bid for White Canyon Uranium Limited.
•
In March, Denison received an updated resource estimate prepared by Roscoe Postle Associates, Inc., in accordance with National Instrument 43-101 (“NI43-101”) for its Hairhan deposit held by the Gurvan Saihan Joint Venture (“GSJV”) in Mongolia. The updated resource estimate on a 100% basis increased the indicated resources to 19,780,000 pounds U3O8 and the inferred resources to 5,811,000 pounds U3O8 using a cut-off of 0.02%U (0.024% U3O8) over a minimum thickness of 2 metres. Denison owns 70% of the GSJV.

International Financial Reporting Standards
We have prepared our first quarter 2011 interim consolidated financial statements and other financial information using International Financial Reporting Standards (“IFRS”) and restated our 2010 comparative financial statements and other financial information following our IFRS accounting policies.
Revenue
Uranium sales revenue for the first quarter 2011 was $16,870,000. Sales were 267,000 pounds U3O8 at an average price of $63.26 per pound. Uranium sales revenue in the first quarter of 2010 totaled $15,009,000. Sales were 267,000 pounds U3O8 at an average price of $56.28 per pound.
Vanadium sales revenue was $5,579,000 for the first quarter of 2011. Sales were 856,000 pounds of V2O5 equivalent at an average price of $6.20. During the three months ended March 31, 2010, the Company sold 284,000 pounds of V2O5 equivalent at an average price of $5.82 per pound. Total vanadium sales revenue was $1,917,000.
Revenue from Denison’s environmental services division was $3,484,000 for the three months ended March 31, 2011 compared to $3,684,000 in the comparable 2010 period. Revenue from the management contract with Uranium Participation Corporation was $551,000 for the three months ended March 31, 2011 compared to $1,302,000 in the same period in 2010. The decrease is due to transaction fees received in the first quarter of 2010.

Operating Expenses
The McClean Lake mill is on stand-by and there was no production during the quarter. Operating costs for the quarter were $143,000 including stand-by costs.
At the White Mesa mill, production during the first quarter totaled 340,000 pounds U3O8 and 413,000 pounds V2O5.
At March 31, 2011, a total of 52,000 tons of conventional ore was stockpiled at the mill containing approximately 271,000 pounds U3O8 and 676,000 pounds V2O5. The Company also has approximately 468,000 pounds U3O8 contained in the alternate feed material stockpiled at the mill at March 31, 2011.
U.S. production costs1 for the three months ended March 31, 2011 were $50.18 per pound U3O8. Production costs were $53.56 per pound U3O8 in the three months ended March 31, 2010.
Inventory available for sale from U.S. production was 228,000 pounds U3O8 and 240,000 pounds V2O5 and 2,000 pounds FeV at March 31, 2011.
Other
Operating costs for the three months ended March 31, 2011 include a provision of $868,000 (2010 — a recovery of $7,264,000) relating to the net realizable value of the Company’s uranium and vanadium inventory. Operating expenses also include costs relating to Denison’s environmental services division amounting to $3,410,000 in the three month period ended March 31, 2011 and $3,416,000 in the comparable period in 2010.
Mineral Property Exploration
Denison is engaged in uranium exploration, as both operator and non-operator of joint ventures and as operator of its own properties in Canada, the U.S., Mongolia and Zambia. For the three months ended March 31, 2011 exploration expenditures totaled $3,185,000 compared to $1,697,000 for the three months ended March 31, 2010.
A majority of the exploration expenditures during the period were spent in the Athabasca Basin region of northern Saskatchewan. During the quarter, Denison engaged in uranium exploration as part of the McClean and Wolly joint ventures operated by AREVA Resources Canada Inc. (“ARC”), as well as on 4 other exploration projects including the Company’s 60% owned Wheeler River project. Denison’s share of exploration spending on its Canadian properties totaled $2,688,000. For the three months ended March 31, 2010, Canadian exploration expense totaled $1,416,000.
The 2011 winter drilling program at the Phoenix uranium deposit on the 60% owned Wheeler River property consisted of a total of 30 holes for 14,551 metres, with the major focus being directed to defining the favourable stratigraphy along strike from the known mineralization in Zones A and B. The program identified opportunities for expanding the existing estimates of the mineral resources in Zone A and further expanded the favourable stratigraphy which will be followed up this summer.
White Canyon Acquisition
The Company is in the process of an off-market takeover (the “Offer”) for White Canyon Uranium Limited (“White Canyon”), an Australian Stock Exchange listed company. The Offer is conditional upon receiving acceptances in respect of 90% of White Canyon shares. To date, the Offer remains open and the Company has received acceptances in respect of 65% of White Canyon shares.
Liquidity
The Company had cash and cash equivalents of $158,706,000 at March 31, 2011. The Company has in place a revolving credit facility of $60,000,000. The facility expires on June 30, 2011. Bank indebtedness under the facility at March 31, 2011 was nil; however, $22,048,000 of the line is used as collateral for certain letters of credit.

[1]
Production costs, which is a non-gaap measure, include the costs of mining the ore fed to the mill in the period plus the costs of milling the ore less a credit for vanadium produced in the period and excluding depreciation and amortization.

Outlook for 2011
Denison’s uranium production is expected to total 1.2 million pounds of U3O8 from ore in stockpile and from the Beaver, Pandora and Arizona 1 mines and production from the alternate feed circuit at the White Mesa Mill in the United States. Vanadium production is now expected to be 1.7 million pounds of V2O5. The reduction from the Company’s projection of 2.2 million pounds is due to lower head grade, lower recoveries and some process issues experienced in the first quarter.
Uranium sales are forecasted to be approximately 1.3 million pounds of U3O8 of which just over 500,000 pounds will be sold into long term contracts and the remainder will be sold on the spot market. Vanadium sales are now projected to be about 2.1 million pounds V2O5 in 2011. The decline in sales is due to lower production expectations and production timing being later in the year.
Conference Call
Denison is hosting a conference call on Thursday, May 12, 2011 starting at 8:00 A.M. (Toronto time) to discuss the first quarter 2011 results. The webcast will be available live through a link on Denison’s website www.denisonmines.com and by telephone at 416-340-2216. A recorded version of the conference call will be available by calling 905-694-9451 (password: 2461552) approximately two hours after the conclusion of the call. The presentation will also be available at www.denisonmines.com.
Additional Information
Additional information on Denison is available on SEDAR at www.sedar.com and on the Company’s website at www.denisonmines.com.
About Denison
Denison Mines Corp. is an intermediate uranium producer with production in the U.S., combined with a diversified development portfolio of projects in the U.S., Canada, Zambia and Mongolia. Denison’s assets include its 100% ownership of the White Mesa mill in Utah and its 22.5% ownership of the McClean Lake mill in Saskatchewan. The Company also produces vanadium as a co-product from some of its mines in Colorado and Utah. Denison owns interests in world-class exploration projects in the Athabasca Basin in Saskatchewan, including its flagship project at Wheeler River, and in the southwestern United States, Mongolia and Zambia. Denison is the manager of Uranium Participation Corporation (TSX-U), a publicly traded company which invests in uranium oxide in concentrates and uranium hexafluoride.
For further information contact:

Ron Hochstein	(416) 979-1991 Extension 232
President and Chief Executive Officer

James R. Anderson	(416) 979-1991 Extension 372
Executive Vice President and Chief Financial Officer
Cautionary Statements
Certain information contained in this press release constitutes “forward-looking information”, within the meaning of the United States Private Securities Litigation Reform Act of 1995 and similar Canadian legislation concerning the business, operations and financial performance and condition of Denison.
Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur”, “be achieved” or “has the potential to”.
Forward looking statements are based on the opinions and estimates of management as of the date such statements are made, and they are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Denison to be materially different from those expressed or implied by such forward-looking statements. Denison believes that the expectations reflected in this forward-looking information are reasonable but no assurance can be given that these expectations will prove to be correct and such forward-looking information included in this press release should not be unduly relied upon. This information speaks only as of the date of this press release. In particular, this press release may contain forward-looking information pertaining to the following: the estimates of Denison’s mineral reserves and mineral resources; estimates regarding Denison’s uranium and vanadium production levels and sales volumes; capital expenditure programs, estimated production costs, exploration and development expenditures and reclamation costs; expectations of market prices and costs; supply and demand for uranium and vanadium; possible impacts of litigation and regulatory actions on Denison; exploration, development and expansion plans and objectives; Denison’s expectations regarding raising capital and adding to its mineral reserves and resources through acquisitions and development; and receipt of regulatory approvals, permits and licences and treatment under governmental regulatory regimes.

There can be no assurance that such statements will prove to be accurate, as Denison’s actual results and future events could differ materially from those anticipated in this forward-looking information as a result of those factors discussed in or referred to under the heading “Risk Factors” in Denison’s Annual Information Form dated March 28, 2011, available at http://www.sedar.com, and in its Form 40-F available at http://www.sec.gov, as well as the following: global financial conditions, the market price of Denison’s securities, volatility in market prices for uranium and vanadium; ability to access capital, changes in foreign currency exchange rates and interest rates; liabilities inherent in mining operations; uncertainties associated with estimating mineral reserves and resources and production; uncertainty as to reclamation and decommissioning liabilities; failure to obtain industry partner and other third party consents and approvals, when required; delays in obtaining permits and licenses for development properties; competition for, among other things, capital, acquisitions of mineral reserves, undeveloped lands and skilled personnel; public resistance to the expansion of nuclear energy and uranium mining; uranium industry competition and international trade restrictions; incorrect assessments of the value of acquisitions; geological, technical and processing problems; the ability of Denison to meet its obligations to its creditors; actions taken by regulatory authorities with respect to mining activities; the potential influence of or reliance upon its business partners, and the adequacy of insurance coverage.
Accordingly, readers should not place undue reliance on forward-looking statements. These factors are not, and should not be construed as being, exhaustive. Statements relating to “mineral reserves” or “mineral resources” are deemed to be forward-looking information, as they involve the implied assessment, based on certain estimates and assumptions that the mineral reserves and mineral resources described can be profitably produced in the future. The forward-looking information contained in this press release is expressly qualified by this cautionary statement. Denison does not undertake any obligation to publicly update or revise any forward-looking information after the date of this press release to conform such information to actual results or to changes in Denison’s expectations except as otherwise required by applicable legislation.
Cautionary Note to United States Investors Concerning Estimates of Measured, Indicated and Inferred Resources: This press release may use the terms “Measured”, “Indicated” and “Inferred” Resources. United States investors are advised that while such terms are recognized and required by Canadian regulations, the United States Securities and Exchange Commission does not recognize them. “Inferred Mineral Resources” have a great amount of uncertainty as to their existence, and as to their economic and legal feasibility. It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category. Under Canadian rules, estimates of Inferred Mineral Resources may not form the basis of feasibility or other economic studies. United States investors are cautioned not to assume that all or any part of Measured or Indicated Mineral Resources will ever be converted into Mineral Reserves. United States investors are also cautioned not to assume that all or any part of an Inferred Mineral Resource exists, or is economically or legally mineable.
Qualified Person
The disclosure of scientific and technical information regarding Denison’s properties in this press release was prepared by or under the supervision of William C. Kerr, the Company’s Vice-President, Exploration and Terry Wetz, Director of Project Development who are Qualified Persons in accordance with the requirements of National Instrument 43-101.

DENISON MINES CORP.
Management’s Discussion and Analysis
Three Months Ended March 31, 2011
(Expressed in U.S. Dollars, Unless Otherwise Noted)
INTRODUCTION
This Management’s Discussion and Analysis (“MD&A”) of Denison Mines Corp. and its subsidiary companies and joint ventures (collectively, “Denison” or the “Company”) provides a detailed analysis of the Company’s business and compares its financial results with those of the previous year. This MD&A is dated as of May 11, 2011 and should be read in conjunction with, and is qualified by, the Company’s unaudited interim consolidated financial statements and related notes for the three months ended March 31, 2011. The interim consolidated financial statements are prepared in accordance with International Financial Reporting Standards (“IFRS”). All dollar amounts are expressed in U.S. dollars, unless otherwise noted.
Other continuous disclosure documents, including the Company’s press releases, quarterly and annual reports, Annual Information Form and Form 40-F are available through its filings with the securities regulatory authorities in Canada at www.sedar.com and the United States at www.sec.gov/edgar.shtml.
ADOPTION OF INTERNATIONAL FINANCIAL REPORTING STANDARDS
Our first quarter 2011 interim consolidated financial statements and other financial information have been prepared using IFRS. The Company has restated its 2010 comparative financial statements and other financial information following its IFRS accounting policies.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain information contained in this MD&A constitutes “forward-looking information”, within the meaning of the United States Private Securities Litigation Reform Act of 1995 and similar Canadian legislation concerning the business, operations and financial performance and condition of Denison.
Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur”, “be achieved” or “has the potential to”.
Forward looking statements are based on the opinions and estimates of management as of the date such statements are made, and they are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Denison to be materially different from those expressed or implied by such forward-looking statements. Denison believes that the expectations reflected in this forward-looking information are reasonable but no assurance can be given that these expectations will prove to be correct and such forward-looking information included in this MD&A should not be unduly relied upon. This information speaks only as of the date of this MD&A. In particular, this MD&A may contain forward-looking information pertaining to the following: the estimates of Denison’s mineral reserves and mineral resources; estimates regarding Denison’s uranium and vanadium production levels and sales volumes; capital expenditure programs, estimated production costs, exploration and development expenditures and reclamation costs; expectations of market prices and costs; supply and demand for uranium and vanadium; possible impacts of litigation and regulatory actions on Denison; exploration, development and expansion plans and objectives; Denison’s expectations regarding raising capital and adding to its mineral reserves and resources through acquisitions and development; and receipt of regulatory approvals, permits and licences and treatment under governmental regulatory regimes.
There can be no assurance that such statements will prove to be accurate, as Denison’s actual results and future events could differ materially from those anticipated in this forward-looking information as a result of those factors discussed in or referred to under the heading “Risk Factors” in Denison’s Annual Information Form dated March 28, 2011 available at http://www.sedar.com, and in its Form 40-F available at http://www.sec.gov, as well as the following: global financial conditions, the market price of Denison’s securities, volatility in market prices for uranium and vanadium; ability to access capital, changes in foreign currency exchange rates and interest rates; liabilities inherent in mining operations; uncertainties associated with estimating mineral reserves and resources and production; uncertainty as to reclamation and decommissioning liabilities; failure to obtain industry partner and other third party consents and approvals, when required; delays in obtaining permits and licenses for development properties; competition for, among other things, capital, acquisitions of mineral reserves, undeveloped lands and skilled personnel; public resistance to the expansion of nuclear energy and uranium mining; uranium industry competition and international trade restrictions; incorrect assessments of the value of acquisitions; geological, technical and processing problems; the ability of Denison to meet its obligations to its creditors; actions taken by regulatory authorities with respect to mining activities; the potential influence of or reliance upon its business partners, and the adequacy of insurance coverage.
Accordingly, readers should not place undue reliance on forward-looking statements. These factors are not, and should not be construed as being, exhaustive. Statements relating to “mineral reserves” or “mineral resources” are deemed to be forward-looking information, as they involve the implied assessment, based on certain estimates and assumptions that the mineral reserves and mineral resources described can be profitably produced in the future. The forward-looking information contained in this MD&A is expressly qualified by this cautionary statement. Denison does not undertake any obligation to publicly update or revise any forward-looking information after the date of this MD&A to conform such information to actual results or to changes in Denison’s expectations except as otherwise required by applicable legislation.

DENISON MINES CORP.
Management’s Discussion and Analysis
Three Months Ended March 31, 2011
(Expressed in U.S. Dollars, Unless Otherwise Noted)
Cautionary Note to United States Investors Concerning Estimates of Measured, Indicated and Inferred Resources: “This MD&A” may use the terms “Measured”, “Indicated” and “Inferred” Resources. United States investors are advised that while such terms are recognized and required by Canadian regulations, the United States Securities and Exchange Commission does not recognize them. “Inferred Mineral Resources” have a great amount of uncertainty as to their existence, and as to their economic and legal feasibility. It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category. Under Canadian rules, estimates of Inferred Mineral Resources may not form the basis of feasibility or other economic studies. United States investors are cautioned not to assume that all or any part of Measured or Indicated Mineral Resources will ever be converted into Mineral Reserves. United States investors are also cautioned not to assume that all or any part of an Inferred Mineral Resource exists, or is economically or legally mineable.
Overview
Denison is a reporting issuer in all of the Canadian provinces. Denison’s common shares are listed on the Toronto Stock Exchange (the “TSX”) under the symbol “DML” and on the NYSE Amex LLC (“Amex”) under the symbol “DNN”.
Denison is an intermediate uranium producer with production in the U.S. combined with a diversified development portfolio with projects in the U.S., Canada, Zambia and Mongolia. Denison’s assets include its 100% ownership of the White Mesa mill in Utah and its 22.5% ownership of the McClean Lake mill in Saskatchewan. The Company also produces vanadium as a co-product from some of its mines in Colorado and Utah. The Company is also in the business of processing uranium-bearing waste materials, referred to as “alternate feed materials”, for the recovery of uranium, alone or in combination with other metals, at the Company’s White Mesa mill.
Denison owns interests in a portfolio of exploration projects, including the Wheeler River property, along with other properties in the Athabasca Basin in Saskatchewan and in the Colorado Plateau, Henry Mountains and Arizona Strip regions of the southwestern United States in close proximity to the Company’s mills.
Denison is the manager of Uranium Participation Corporation (“UPC”), a publicly traded company which invests in uranium oxide in concentrates and uranium hexafluoride. Denison is also engaged in mine decommissioning and environmental services through its Denison Environmental Services (“DES”) division.
SELECTED QUARTERLY FINANCIAL INFORMATION
The following selected financial information was obtained directly from or calculated using the Company’s consolidated financial statements for the three months ended March 31, 2011 and 2010.

	Three Months	Three Months
	ended	ended
	March 31	March 31
(in thousands)	2011	2010

Results of Operations:
Total revenues	$26,768	$21,975
Net income (loss)	(7,067)	(7,179)
Basic earnings (loss) per share	(0.02)	(0.02)
Diluted earnings (loss) per share	(0.02)	(0.02)

	As at March 31,	As at December 31,
	2011	2010

Financial Position:
Working capital	$187,487	$133,837
Long-term investments	1,481	2,955
Property, plant and equipment	352,465	342,164
Total assets	587,479	523,003
Total long-term liabilities	$38,848	$38,598

DENISON MINES CORP.
Management’s Discussion and Analysis
Three Months Ended March 31, 2011
(Expressed in U.S. Dollars, Unless Otherwise Noted)
RESULTS OF OPERATIONS
General
The Company recorded a net loss of $7,067,000 ($0.02 per share) for the 2011 period compared with net loss of $7,179,000 ($0.02 per share) for the 2010 period.
Revenues
Uranium sales revenue for the quarter was $16,870,000 from the sale of 267,000 pounds U3O8 at an average price of $63.26 per pound. Uranium sales for the same period in 2010 were 267,000 pounds U3O8 at an average price of $56.28 per pound resulting in revenue of $15,009,000.
During the quarter the Company sold 856,000 pounds of V2O5 equivalent at an average price of $6.20 per pound. In the first quarter of 2010, the Company sold 284,000 pounds of V2O5 equivalent at an average price of $5.82 per pound. Total vanadium sales revenue for the first quarter 2011 was $5,579,000 compared to $1,917,000 in the first quarter of 2010.
Revenue from the environmental services division for the three months ended March 31, 2011 was $3,484,000 compared to $3,684,000 in the same period in 2010. Revenue from the management contract with UPC for the three months ended March 31, 2011 was $551,000 compared to $1,302,000 in the same period in 2010. The decrease is due to transaction fees received in the first quarter of 2010.
Operating Expenses
Milling and Mining Expenses
The McClean Lake mill is on stand-by and there was no production during the first quarter. Operating costs for the period totaled $143,000 including stand-by costs.
At the White Mesa mill, uranium production during the quarter totaled 340,000 pounds U3O8 and 413,000 pounds V2O5. compared to 108,000 pounds U3O8 and nil V2O5 for the three months ended March 31, 2010.
At March 31, 2011, a total of 52,000 tons of conventional ore was stockpiled at the mill containing approximately 271,000 pounds U3O8 and 676,000 pounds V2O5. The Company also had approximately 468,000 pounds U3O8 contained in alternate feed material stockpiled at the mill at March 31, 2011.
Production costs1 at White Mesa for the three months ended March 31, 2011 were $50.18 per pound U3O8. Production costs were $53.56 per pound U3O8 in the three months ended March 31, 2010.
Inventory available for sale from U.S. production was 228,000 pounds U3O8, 240,000 pounds V2O5 and 2,000 pounds FeV at March 31, 2011.
On November 16, 2009, as amended on February 1, 2010, the Center for Biological Diversity, Grand Canyon Trust, Sierra Club, Kaibab Band of Paiute Indians and Havasupai Tribe (the “Plaintiffs”) filed a lawsuit against the U.S. Secretary of the Interior and the U.S. Bureau of Land Management (“BLM”) (together, the “Defendants”) seeking an order declaring that the Defendants have violated environmental laws in relation to the Company’s Arizona 1 mine, by not requiring a new Plan of Operations in connection with the start of mining activities. The Plaintiffs are also claiming that, if a new Plan of Operations is not required, the Defendants failed to conduct a review of potential environmental impacts from the mine since the existing Plan of Operations for the mine was approved by BLM in 1988. The Plaintiffs further claim that all required permits have not been obtained for the mine under the Clean Air Act, and that, as a result, BLM failed to take all actions necessary to prevent unnecessary degradation of the public lands. The Plaintiffs are seeking an order declaring that the Defendants have violated these environmental laws in relation to the Arizona 1 mine, and an injunction directing operations to cease and stopping the Defendants from authorizing or allowing any further mining or exploration operations at the Arizona 1 mine until BLM complies with all applicable laws. On February 8, 2010 the Defendants filed an Answer to the Plaintiffs’ complaint denying the foregoing allegations. Denison has been added as an intervener in this lawsuit, and believes that each of these allegations is without legal merit; is not supported by the administrative record; and should be dismissed.

[1]
Production costs include the costs of mining the ore fed to the mill in the period plus the costs of milling less a credit for vanadium produced in the period and excluding depreciation and amortization, which is a non-GAAP measure.

DENISON MINES CORP.
Management’s Discussion and Analysis
Three Months Ended March 31, 2011
(Expressed in U.S. Dollars, Unless Otherwise Noted)
On April 19, 2010, Plaintiffs filed a motion for a preliminary injunction to shut down operations at the mine pending a decision on the merits of the case. A hearing on the motion for an injunction was held on June 11, 2010, and on June 17, 2010 the judge denied the Plaintiffs’ request for preliminary injunctive relief. On July 12, 2010, the Plaintiffs appealed the ruling on the preliminary injunction to the Ninth Circuit Court of Appeals, and on July 14, 2010 filed another motion for preliminary injunction, pending appeal. That motion was denied by the judge on August 11, 2010. On August 16, 2010 the Plaintiff’s filed an emergency motion for an injunction pending appeal in the Court of Appeals. On August 31, 2010, a two-judge panel denied that motion. The appeal to the Court of Appeals of the district judge’s original ruling denying the preliminary injunction was heard on January 14, 2011, and a decision denying the appeal was issued on May 6, 2011. The original case is ongoing, and the hearing on the merits is scheduled for May 20, 2011. If the Plaintiffs are successful on the merits, the Company may be required to stop mining activities at the Arizona 1 mine pending resolution of this matter. Any required stoppage of mining could have a significant adverse impact on the Company.
In August 2009, the Arizona Department of Environmental Quality (“ADEQ”) issued an air quality permit that authorized the restart and operation of the Arizona 1 mine. Despite this authorization by ADEQ and a previous authorization of construction and operation of the mine by the United States Environmental Protection Agency (“EPA”) in 1988, EPA alleged that a new EPA approval was required at that time, notwithstanding the ADEQ permit. On May 3, 2010, EPA issued a Finding of Violation to Denison alleging non-compliance with the provisions of the Clean Air Act for not obtaining the second EPA approval and associated matters. EPA withdrew its Finding of Violation on April 8, 2011.
On July 29, 2010, Uranium Watch, Living Rivers and Center for Water Advocacy (the “Pandora Plaintiffs”) filed a lawsuit against the U.S. Forest Service (“USFS”) and the Forest Supervisor for the Manti-La Sal National Forest (together, the “Pandora Defendants”) seeking an order declaring that the Pandora Defendants have violated environmental laws in relation to the Company’s Pandora mine, by not requiring an Environmental Assessment or Environmental Impact Statement under the National Environmental Policy Act (“NEPA”) in connection with the USFS’s approval of Plans of Operation authorizing the Company to construct two vent holes and drill 16 uranium exploration holes at the mine. The Pandora Plaintiffs sought an order declaring that the Pandora Defendants have violated NEPA and vacating the USFS’ approval of the Plans of Operation for these two projects, and enjoining the USFS from allowing the projects to proceed pending full compliance with the law. The Pandora Plaintiffs also filed a motion for a temporary restraining order and preliminary injunction against the commencement of the projects. Denison was added as an intervener in this lawsuit. A hearing on the motion for a preliminary injunction was held on September 2, 2010, and on September 14, 2010 the judge denied the Pandora Plaintiff’s request for preliminary injunctive relief. This matter has now been settled, with no impacts of any significance on the Company.
On August 17, 2010, EPA issued a Notice of Violation under the Clean Air Act, citing four violations of the National Emission Standards for Hazardous Air Pollutants for underground uranium mines, relating to operations at Denison’s La Sal mines complex in Utah in 2009. Those violations were for alleged failure to obtain prior approval from EPA for the radon monitoring method used at the site, for some gaps in data collection and reporting, and for allegedly exceeding the emission standards at certain receptors using the prescribed air dispersion model. Denison has applied to EPA for approval to continue to use the radon monitoring method at the site, which is the same method used historically by the uranium mining industry. Similarly Denison does not believe the prescribed air dispersion model is sophisticated enough to accurately calculate potential doses from radon to nearby receptors at the La Sal mines, given the complex terrain and other factors at the site, and has applied to EPA for approval to use a more sophisticated air dispersion model. EPA and Denison are currently in discussions to settle this administrative action, which may involve the payment of a stipulated penalty which is not expected to be material.
Other
Operating costs for the three months ended March 31, 2011 include a provision of $868,000 relating to the change in net realizable value on the Company’s vanadium inventory. For the three months ended March 31, 2010 operating costs include a recovery of $7,264,000 relating to the change in net realizable value provisions of the Company’s uranium and vanadium inventory. Operating costs also include expenses relating to DES amounting to $3,410,000 for the three months in 2011 compared to $3,416,000 for the same period in 2010.

DENISON MINES CORP.
Management’s Discussion and Analysis
Three Months Ended March 31, 2011
(Expressed in U.S. Dollars, Unless Otherwise Noted)
Mineral Property Exploration
Denison is engaged in uranium exploration, as both operator and non-operator of joint ventures and as operator of its own properties in Canada, the U.S., Mongolia and Zambia. For the three months ended March 31, 2011 exploration expenditures totaled $3,185,000 as compared to $1,697,000 for the three months ended March 31, 2010.
A majority of the exploration expenditures during the 2011 period were spent in the Athabasca Basin region of northern Saskatchewan. During the quarter, Denison engaged in uranium exploration as part of the AREVA Resources Canada Inc. (“ARC”) operated McClean and Wolly joint ventures, as well as on 4 other exploration projects including the Company’s 60% owned Wheeler River project. Denison’s share of exploration spending on its Canadian properties totaled $2,730,000 for the three months ended March 31, 2011. For the three months ended March 31, 2010, Canadian exploration spending totaled $1,416,000. The 2011 winter drilling program on Wheeler River consisted of a total of 30 holes for 14,551 metres, with the major focus being directed to defining the favourable stratigraphy along strike from the known mineralization in Zones A and B. The program identified opportunities for expanding the existing estimates of the mineral resources in Zone A and further expanded the favourable stratigraphy.
Exploration expenditures of $305,000 for the three months ended March 31, 2011 ($278,000 for the three months ended March 31, 2010) were incurred in Mongolia on the Company’s joint venture properties. The Company has a 70% interest in the Gurvan Saihan Joint Venture (“GSJV”) in Mongolia. The other parties to the joint venture are the Mongolian government as to 15% and Geologorazvedka, a Russian entity, as to 15%. Under the Nuclear Energy Law, the Government of Mongolia could acquire a 34% to 51% interest at no cost to the Government. In October, the Company and Mon-Atom, the Mongolian state owned uranium company and partner in the GSJV, signed a Memorandum of Understanding (“MOU”). The purpose of the MOU is to establish a co-operative arrangement with Mon-Atom to address the ownership issue in the context of existing agreements between the GSJV and the Government of Mongolia and the Nuclear Energy Law and to establish the basis for negotiation of an Investment Agreement. Discussions are underway with the Mongolian Government.
Exploration expenditures of $114,000 and $36,000 for the three months ended March 31, 2011 were made on the Company’s Mutanga project in Zambia and on its properties in the United States, primarily in the Colorado Plateau, respectively.
General and Administrative
General and administrative expenses totaled $4,378,000 for the three months ended March 31, 2011 compared with $3,650,000 for the three months ended March 31, 2010. General and administrative expenses consist primarily of payroll and related expenses for personnel, contract and professional services, stock option expense and other overhead expenditures. The increased expenditures in 2011 result from an increase in acquisition costs related to the White Canyon take-over bid.
Other Expenses
Other expense totaled $1,991,000 for the three months ended March 31, 2011 compared with $6,116,000 for the three months ended March 31, 2010. This consists primarily of foreign exchange losses and investment disposal gains. Foreign exchange losses totaled $2,567,000 for the three months ended March 31, 2011 compared to $6,263,000 for the three months ended March 31, 2010.
OUTLOOK FOR 2011
Denison’s uranium production is expected to total 1.2 million pounds of U3O8 from ore in stockpile and from the Beaver, Pandora and Arizona 1 mines and production from the alternate feed circuit at the White Mesa Mill in the United States. Vanadium production is now expected to be 1.7 million pounds of V2O5. The reduction from the Company’s projection of 2.2 million pounds is due to lower head grade, lower recoveries and process issues experienced in the first quarter.
Uranium sales are forecasted to be approximately 1.3 million pounds of U3O8 of which just over 500,000 pounds will be sold into long term contracts and the remainder will be sold on the spot market. Vanadium sales are now projected to be about 2.1 million pounds V2O5 in 2011. The decline in sales is due to lower production expectations and production timing being later in the year.

DENISON MINES CORP.
Management’s Discussion and Analysis
Three Months Ended March 31, 2011
(Expressed in U.S. Dollars, Unless Otherwise Noted)
SUMMARY OF QUARTERLY FINANCIAL RESULTS

	2011	2010	2010	2010
(in thousands)	Q1(1)	Q4(1)	Q3(1)	Q2(1)

Total revenues	$26,768	$39,232	$39,883	$27,230
Net income (loss)	(7,067)	(9,394)	(5,517)	16,744
Basic and diluted earnings (loss) per share	(0.02)	(0.03)	(0.02)	0.05

	2010	2009	2009	2009
(in thousands)	Q1(1)	Q4(2)	Q3(2)	Q2(2)

Total revenues	$21,975	$31,052	$12,748	$13,372
Net income (loss)	(7,179)	(36,127)	(91,343)	(18,215)
Basic and diluted earnings (loss) per share	(0.02)	(0.11)	(0.27)	(0.07)

(1)	These amounts have been prepared under IFRS.

(2)	These amounts have been prepared under Canadian GAAP.
LIQUIDITY AND CAPITAL RESOURCES
Cash and cash equivalents were $158,706,000 at March 31, 2011 compared with $97,554,000 at December 31, 2010. The increase of $61,152,000 was due primarily to cash provided by operations of $4,664,000, new common share issues totaling $62,494,000 and less expenditures on property, plant and equipment totalling $6,266,000.
Net cash provided by operating activities of $4,664,000 during the three months ended March 31, 2011 is comprised of net loss for the period adjusted for non-cash items and for changes in working capital items. Significant changes in working capital items during the period include a decrease in accounts payable and accrued liabilities of $879,000, an increase of $11,286,000 in inventories and a decrease of $11,164,000 in trade and other receivables.
Net cash used in investing activities was $8,439,000 consisting primarily of expenditures on property, plant and equipment of $6,266,000 and an increase in restricted cash of $2,989,000.
Net cash from financing activities totaled $62,377,000 consisting of $62,494,000 from the issue of common shares less $117,000 repayment of debt obligations.
In total, these sources and uses of cash resulted in a net cash inflow after the effect of foreign exchange of $61,152,000 during the period.
The Company has in place a $60,000,000 revolving term credit facility (“the credit facility”). The credit facility contains three financial covenants, one based on maintaining a certain level of tangible net worth, which must be greater than or equal to the sum of $665,000,000 plus an amount equal to (i) 50% of each equity issue after September 30, 2009 and 50% of positive Net Income in each fiscal quarter from September 30, 2009, the second requiring a minimum current ratio of 1.10 to 1 and the other requires the Company to reduce the borrowing facility to $35,000,000 for a period of time each quarter before drawing further amounts. During the quarter, the Bank provided a waiver for any default which may occur on account of the Company being unable to satisfy a covenant in the credit facility relating to its tangible net worth due to adjustments occurring upon its adoption of IFRS. The credit facility terminates on June 30, 2011. There is no debt outstanding under this facility; however $22,048,000 of the line was used as collateral for certain letters of credit at March 31, 2011. Discussions are currently underway for a replacement facility.
The borrower under the facility is DMI and the Company has provided an unlimited full recourse guarantee and a pledge of all of the shares of DMI. DMI has provided a first-priority security interest in all present and future personal property and an assignment of its rights and interests under all material agreements relative to the McClean Lake and Midwest projects. In addition, each of the Company’s material US subsidiaries has provided an unlimited full recourse guarantee secured by a pledge of all of its shares and a first-priority security interest in all of its present and future personal property. The credit facility is subject to a standby fee of 100 basis points.

DENISON MINES CORP.
Management’s Discussion and Analysis
Three Months Ended March 31, 2011
(Expressed in U.S. Dollars, Unless Otherwise Noted)
OFF-BALANCE SHEET ARRANGEMENTS
The Company does not have any off-balance sheet arrangements.
TRANSACTIONS WITH RELATED PARTIES
The Company is a party to a management services agreement with UPC. Under the terms of the agreement, the Company will receive the following fees from UPC: a) a commission of 1.5% of the gross value of any purchases or sales of uranium completed at the request of the Board of Directors of UPC; b) a minimum annual management fee of CDN$400,000 (plus reasonable out-of-pocket expenses) plus an additional fee of 0.3% per annum based upon UPC’s net asset value between CDN$100,000,000 and CDN$200,000,000 and 0.2% per annum based upon UPC’s net asset value in excess of CDN$200,000,000; c) a fee of CDN$200,000 upon the completion of each equity financing where proceeds to UPC exceed CDN$20,000,000; d) a fee of CDN$200,000 for each transaction or arrangement (other than the purchase or sale of uranium) of business where the gross value of such transaction exceeds CDN$20,000,000 (“an initiative”); e) an annual fee up to a maximum of CDN$200,000, at the discretion of the Board of Directors of UPC, for on-going maintenance or work associated with an initiative; and f) a fee equal to 1.5% of the gross value of any uranium held by UPC prior to the completion of any acquisition of at least 90% of the common shares of UPC.
The following transactions were incurred with UPC for the periods noted below:

	Three	Three
	Months	Months
	Ended	Ended
	March 31,	March 31,
(in thousands)	2011	2010
Revenue
Management fees	$551	$340
Commission and transaction fees	—	962

Total	$551	$1,302

At March 31, 2011, accounts receivable includes $192,000 (2010 — $149,000) due from UPC with respect to the fees indicated above.
On November 18, 2010, the Company entered into a uranium concentrate loan agreement with UPC which entitled the Company to borrow 150,000 pounds of U3O8 from UPC. The U3O8 loan was subject to a loan fee and required collateral in the form of an irrevocable standby letter of credit. The uranium loaned was to be repaid by February 3, 2011 or a later date agreed to by both parties. On December 24, 2010, the Company issued a letter of credit in favour of UPC in the amount of $10,065,000 as collateral for the U3O8 loan. On January 3, 2011, the Company borrowed 150,000 pounds of U3O8 from UPC. On February 3, 2011, the repayment date for the U3O8 loan was amended to April 4, 2011 and the letter of credit was increased to $12,045,000. The uranium loaned was returned on March 30, 2011.
The Company has incurred management and administrative service fees of $31,000 (2010:$21,000) with a company owned by the Chairman of the Company which provides corporate development, office premises, secretarial and other services.

DENISON MINES CORP.
Management’s Discussion and Analysis
Three Months Ended March 31, 2011
(Expressed in U.S. Dollars, Unless Otherwise Noted)
Korea Electric Power Corporation (“KEPCO”)
In June 2009, Denison completed definitive agreements with KEPCO. The agreements included a long-term offtake agreement which provides for the delivery to KEPCO of 20% of Denison’s annual U3O8 production (±10%) but not less than 350,000 pounds (±10%) per year from 2010 to 2015 inclusive. KEPCO also purchased 58,000,000 common shares of Denison representing approximately 17% of the issued and outstanding capital as at the June 2009 share purchase. Pursuant to a strategic relationship agreement, KEPCO is entitled to subscribe for additional common shares in Denison’s future share offerings. KEPCO also has the right to require Denison to nominate two persons designated by KEPCO to Denison’s board of directors if KEPCO holds at least a 15% share interest in Denison (or one director if KEPCO’s share interest is between 5% and 15%). Currently, KEPCO’s share interest in Denison is approximately 15.08%.
OUTSTANDING SHARE DATA
At May 11, 2011, there were 384,660,915 common shares issued and outstanding and 7,897,514 stock options outstanding for a total of 392,558,429 common shares on a fully-diluted basis.
CONTROLS AND PROCEDURES
The Company’s management is responsible for establishing and maintaining an adequate system of internal control over financial reporting. Any system of internal control over financial reporting, no matter how well designed, has inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.
There has not been any change in the Company’s internal control over financial reporting that occurred during the Company’s first fiscal quarter of 2011 that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.
NEW ACCOUNTING PRONOUNCEMENTS
Financial Instruments
IFRS 7, Financial Instruments — Disclosure was amended to require additional disclosure in respect of risk exposures arising from transferred financial assets. This amendment is effective for annual periods beginning on or after July 1, 2011. The Company is currently evaluating the impact of IFRS 7 amendment.
In October 2010, the IASB issued IFRS 9, Financial Instruments (IFRS 9). This standard is effective for periods beginning on or after January 1, 2013 and is part of a wider project to replace IAS 39. IFRS 9 retains but simplifies the mixed measurement model and establishes two primary measurement categories for financial assets: amortized cost and fair value. The basis of classification depends on the entity’s business model and the contractual cash flow characteristics of the financial asset. The guidance in IAS 39 on impairment of financial assets continues to apply. We are assessing the impact of this new standard on our financial statements.
International Financial Reporting Standards (IFRS)
Our IFRS implementation plan is substantially complete. Effective January 1, 2011, we adopted IFRS for Canadian publicly accountable enterprises. Our interim financial statements for the first quarter of 2011 have been prepared in accordance with IFRS including comparative amounts for 2010. Details of the accounting differences can be found in note 4 to our interim financial statements.
Although IFRS has a conceptual framework that is similar to previous Canadian GAAP, there are significant differences in recognition, measurement and disclosure. The transition to the IFRS framework has resulted in several changes to our accounting policies that impact our financial reporting. The following are the more significant accounting differences:
Impairment of Non Current Assets
Under Canadian GAAP, long-lived asset impairment testing is done using a two-step approach whereby long-lived assets are first tested for recoverability based on the undiscounted cash flows they are expected to generate. If the undiscounted cash flow expected to be generated is higher than the carrying amount, then no impairment charge is required to be recorded. If the undiscounted cash flow is lower than the carrying amount of the assets, the assets are written down to their estimated fair value. Under IFRS, impairment testing is done using a one-step approach for both testing and measurement of impairment, with asset carrying amounts compared directly with the higher of fair value less costs to sell and value in use. This may result in more frequent write-downs where carrying amounts of assets were previously supported under Canadian GAAP on an undiscounted cash flow basis, but could not be supported on a discounted basis. However, the extent of any asset write-downs may be partially offset by the requirement under IFRS to reverse any previous impairment losses where circumstances have changed such that the impairments have reduced. Canadian GAAP does not permit reversal of impairment losses.

DENISON MINES CORP.
Management’s Discussion and Analysis
Three Months Ended March 31, 2011
(Expressed in U.S. Dollars, Unless Otherwise Noted)
The opening balances of our property, plant and equipment assets have been adjusted to reflect impairment amounts calculated in accordance with IFRS. Since we have decided to use the IFRS 1 election to record assets, on an item by item basis, at fair value on transition, there will be no subsequent reversal of the impairments that have been included in the IFRS opening balances.
Asset Retirement Obligations
Under Canadian GAAP, we record an asset retirement obligation (“ARO”) only if there is a legal requirement to incur restoration costs. Under IFRS, the threshold for recording a liability is a legal or constructive obligation. Consequently, it is possible under IFRS to be required to record an ARO greater than what is required under Canadian GAAP. This requirement did not result in any adjustments to the provision accounts included in the IFRS opening balances.
Foreign Currency Translation
Items included in the financial statements of each consolidated entity in the Denison group are measured using the currency of the primary economic environment in which the entity operated (“the functional currency”). Primary and secondary indicators are used to determine the functional currency (primary indicators have priority over secondary indicators). Primary indicators include the currency that mainly influences sales prices and the currency that mainly influences labour, material and other costs. Secondary indicators include the currency in which funds from financing activities are generated and the currency in which receipts from operating activities are usually retained. For our Canadian, U.S., Zambian and Mongolian entitles, the local currency has been determined to be the functional currency.
The consolidated financial statements are presented in US dollars, which is the Company’s reporting currency.
The financial statements of entities that have a functional currency that is different than the reporting currency are translated into US dollars as follows: assets and liabilities at the closing rate at the date of the statement of financial position; and income and expenses — at the quarterly average rates (as this is considered a reasonable approximation to actual transactional rates). All resulting changes are recognized in other comprehensive income as cumulative translation adjustments.
Flow-Through Shares
Under Canadian GAAP, where flow-through shares are issued, they are initially recorded in share capital at their issue price. When the issuing entity renounces the associated deductions (by filing the prescribed forms) to the investors, the tax effect of the resulting temporary difference is recorded as a cost of issuing the shares (a reduction in share capital). Under IFRS, the proceeds from issuing flow-through shares are allocated between the offering of shares and the sale of tax benefits. The allocation is based on the difference (“premium”) between the quoted price of the company’s shares at the flow-through share closing date and the amount the investor pays for the actual flow-through shares. A liability is recognized for the premium and is extinguished when the tax effect of the temporary differences, resulting from the renunciation, is recorded — with the difference between the liability and the value of the tax assets renounced being recorded as a deferred tax expense. If the flow-through shares are not issued at a premium, a liability is not established, and on renunciation the full value of the tax assets renounced is recorded as a deferred tax expense.
Income Taxes
The accounting for future or deferred income taxes is fundamentally similar to the current Canadian GAAP standard. However, there are some specific differences that impact deferred tax balances or the amount reported in profit or loss for deferred taxes. Under Canadian GAAP, the cost(benefit) of current and deferred income taxes is typically recognized as income or an expense, and included in profit or loss for the period — except, amongst other items, where any portion of the cost(benefit) relates to a capital transaction in the same period or an item that is credited or charged directly to equity in the same period. Under IFRS, if the transaction that gives rise to a temporary difference is recorded directly in equity, then the cost(benefit) of current and deferred income taxes, whether in the same or a subsequent period, is also recorded directly in equity (rather than in profit or loss).

DENISON MINES CORP.
Management’s Discussion and Analysis
Three Months Ended March 31, 2011
(Expressed in U.S. Dollars, Unless Otherwise Noted)
Under Canadian GAAP, where an asset is acquired (other than in a business combination) and the tax basis is less than the cost of the asset, a deferred tax liability is recognized on the asset acquisition, and is added to the cost of the asset through a gross-up calculation. IFRS does not permit the recognition of a deferred tax liability on the initial recognition of an asset, in a transaction that is not a business combination. When Denison acquired OmegaCorp. Limited (“Omega”) in 2007, the transaction was treated as an asset acquisition, with the majority of the fair value allocated to the Mutanga project mineral property resources. As a result, for Canadian GAAP purposes, a future tax liability was recognized and the carrying amount of the asset was increased to arrive at the purchase price of net assets. Under IFRS, the future tax liability in respect of Omega has been eliminated, and the carrying value of the asset has been adjusted accordingly. The carrying value of our deferred tax balances have also changed to the extent that the accounting basis of various assets and liabilities have been adjusted as part of the IFRS conversion.
First-time adoption of IFRS
Denison’s transition to IFRS follows IFRS 1, which offers the possibility to utilize certain exemptions from full retrospective application of IFRS. The Company evaluated the options available in IFRS 1 and elected to adopt transitional implementation policies in the areas of business combinations, cumulative translation differences and fair value as a deemed cost election. A summary of these transitional accounting policies is given below.
1.	Business Combinations

The Company elected to utilize the option in IFRS 1 to not apply IFRS 3 retrospectively to business combinations completed prior to January 1, 2010. The impact of this policy decision is that all prior business combinations will continue to be accounted for as they originally were under Canadian GAAP.

2.	Cumulative Translation Differences

IFRS 1 provides the option to reset the cumulative translation account within other comprehensive income to zero as of the date of transition to IFRS as an alternative to calculating the retrospective cumulative translation adjustments required to be in compliance with the principles of IAS 21 for the periods prior to transition.

3.	Property, Plant and Equipment

IFRS 1 provides the option to record assets, on an item by item basis, at fair value on transition or at an earlier date as an alternative to full retrospective application of IFRS in accounting for the assets. Denison chooses to adopt this transition policy on an asset by asset basis for its property, plant and equipment and its mineral property assets.

Adoption of IFRS 6 for Exploration and Evaluation Expenditures
Denison elected to adopt the provisions of IFRS 6 which allow the Company to continue with the current accounting policies regarding the accounting for exploration and evaluation expenditures.
The current policy is to expense exploration expenditures on mineral properties not sufficiently advanced. At the point in time that a mineral property is considered to be sufficiently advanced, it is classified as a development mineral property and all further expenditures for the current year and subsequent years are capitalized as incurred.
Comparison between IFRS and CGAAP of Selected Financial Information and Key Financial Data

Three Months ended March 31, 2010
(in thousands)	IFRS	CGAAP

Net income (loss)	$(7,179)	$(9,089)
Basic earnings (loss) per share	$(0.02)	$(0.03)
Shareholders’ Equity	402,004	740,760
Total Assets	459,401	887,576
Equity Ratio	87.5%	83.5%
Refer to Note 4 of the financial statements for the detailed reconciliation of the balances.

DENISON MINES CORP.
Management’s Discussion and Analysis
Three Months Ended March 31, 2011
(Expressed in U.S. Dollars, Unless Otherwise Noted)
RISK FACTORS
There are a number of factors that could negatively affect Denison’s business and the value of Denison’s common shares, including the factors listed in the Company’s Annual Information Form dated March 28, 2011 and in the Company’s annual MD&A dated March 10, 2011, both available at www.sedar.com, and in the Company’s Form 40-F available at www.sec.gov.
QUALIFIED PERSON
The disclosure of scientific and technical information regarding Denison’s properties in the MD&A was prepared by or under the supervision of William C. Kerr, the Company’s Vice-President, Exploration and Terry Wetz, Director of Project Development, who are Qualified Persons in accordance with the requirements of National Instrument 43-101.

DENISON MINES CORP.
Interim Consolidated Balance Sheets
(Unaudited — Expressed in thousands of U.S. dollars)

	At March 31	At December 31	At January 1
	2011	2010	2010

ASSETS
Current
Cash and cash equivalents	$158,706	$97,554	$19,804
Trade and other receivables (note 5)	8,425	20,236	13,773
Inventories (note 6)	33,071	29,133	52,216
Prepaid expenses and other	1,477	1,910	1,604

	201,679	148,833	87,397
Non-Current
Inventories — ore in stockpiles (note 6)	2,261	2,204	1,530
Investments (note 7)	1,481	2,955	10,605
Prepaid expenses and other	54	107	287
Restricted cash and investments (note 8)	25,875	22,946	21,656
Property, plant and equipment (note 9)	352,465	342,164	321,395
Intangibles (note 10)	3,664	3,794	4,436

Total assets	$587,479	523,003	$447,306

LIABILITIES
Current
Accounts payable and accrued liabilities	$13,009	$13,753	$9,726
Current portion of long-term liabilities:
Post-employment benefits (note 11)	412	402	380
Reclamation obligations (note 12)	658	641	752
Debt obligations (note 13)	113	200	869
Other long-term liabilities (note 14)	—	—	313

	14,192	14,996	12,040
Non-Current
Deferred revenue	3,499	3,339	3,187
Post-employment benefits (note 11)	3,688	3,617	3,426
Reclamation obligations (note 12)	17,226	16,924	17,154
Debt obligations (note 13)	184	205	195
Other long-term liabilities (note 14)	1,131	1,105	1,051
Deferred income tax liability (note 21)	13,120	13,408	14,062

Total liabilities	53,040	53,594	51,115

EQUITY
Share capital (note 15)	974,364	911,681	850,336
Share purchase warrants (note 16)	—	5,830	5,830
Contributed surplus (note 17)	46,445	41,658	39,922
Deficit	(515,894)	(508,827)	(503,481)
Accumulated other comprehensive income	29,524	19,067	3,584

Total equity	534,439	469,409	396,191

Total liabilities and equity	$587,479	$523,003	$447,306

Issued and outstanding common shares (Note 15)	384,660,915	366,200,665	339,720,415

Commitments and contingencies (note 22)
Subsequent events (note 23)
The accompanying notes are integral to the consolidated financial statements

DENISON MINES CORP.
Interim Consolidated Statement of Income (Loss) and Comprehensive Income (Loss)
(Unaudited — Expressed in thousands of U.S. dollars except for per share amounts)

	Three Months Ended
	March 31	March 31
	2011	2010

REVENUES (note 19)	$26,768	$21,975

EXPENSES
Operating expenses (note 18)	26,487	17,466
Mineral property exploration	3,185	1,697
General and administrative (note 17)	4,378	3,650
Other expense (note 18)	1,991	6,116

	36,041	28,929

Loss before finance charges	(9,273)	(6,954)

Finance income (expense) (note 18)	276	188

Loss before taxes	(8,997)	(6,766)

Income tax recovery (expense) (note 21):
Current	—	—
Deferred	1,930	(413)

Net loss for the period	$(7,067)	$(7,179)

Comprehensive income (loss):
Unrealized gain (loss) on investments-net of tax	(1,390)	2,144
Foreign currency translation change	11,847	10,457

Comprehensive income (loss) for the period	$3,390	$5,422

Net loss per share:
Basic	$(0.02)	$(0.02)
Diluted	$(0.02)	$(0.02)

Weighted-average number of shares outstanding (in thousands):
Basic	369,370	339,720
Diluted	369,370	339,720
The accompanying notes are integral to the consolidated financial statements

DENISON MINES CORP.
Interim Consolidated Statement of Changes in Equity
(Unaudited — Expressed in thousands of U.S. dollars)

	Three Months Ended
	March 31	March 31
	2011	2010

Share capital
Balance–beginning of period	911,681	850,336
Share issues-net of issue costs	62,166	(4)
Employee share option exercises-cash	328	—
Employee share option exercises–non-cash	189	—

Balance–end of period	974,364	850,332

Share purchase warrants
Balance–beginning of period	5,830	5,830
Warrant expiries	(5,830)	—

Balance–end of period	—	5,830

Contributed surplus
Balance–beginning of period	41,658	39,922
Stock-based compensation expense	607	395
Employee share option exercises-non-cash	(189)	—
Warrant expiries	5,830	—
Warrant expiries–tax effect	(1,461)	—

Balance–end of period	46,445	40,317

Deficit
Balance–beginning of period	(508,827)	(503,481)
Net loss	(7,067)	(7,179)

Balance-end of period	(515,894)	(510,660)

Accumulated other comprehensive income
Balance–beginning of period	19,067	3,584
Unrealized gain (loss) on investments	(1,390)	2,144
Foreign currency translation change	11,847	10,457

Balance–end of period	29,524	16,185

Total Equity
Balance–beginning of period	$469,409	$396,191

Balance–end of period	$534,439	$402,004

The accompanying notes are integral to the consolidated financial statements

DENISON MINES CORP.
Interim Consolidated Statements of Cash Flow
(Unaudited — Expressed in thousands of U.S. dollars)

	Three Months Ended
	March 31	March 31
CASH PROVIDED BY (USED IN):	2011	2010

OPERATING ACTIVITIES
Net loss for the period	$(7,067)	$(7,179)
Items not affecting cash:
Depletion, depreciation, amortization and accretion	9,751	8,064
Investments impairment	—	177
Stock-based compensation	607	395
Losses (gains) on asset disposals	7	(122)
Losses (gains) on restricted investments	127	(13)
Non-cash inventory adjustments	1,346	(7,218)
Deferred income tax expense (recovery)	(1,930)	413
Foreign exchange	2,567	6,263

Net change in non-cash working capital items:
Trade and other receivables	11,164	(2,245)
Inventories	(11,286)	(2,935)
Prepaid expenses and other assets	448	442
Accounts payable and accrued liabilities	(879)	4,818
Post-employment benefits	(89)	(53)
Reclamation obligations	(262)	(461)
Deferred revenue	160	—

Net cash provided by operating activities	4,664	346

INVESTING ACTIVITIES
Decrease (increase) in notes receivable	779	(46)
Proceeds on sale of investments	—	198
Expenditures on property, plant and equipment	(6,266)	(7,313)
Proceeds on sale of property, plant and equipment	37	—
Decrease (increase) in restricted cash and investments	(2,989)	318

Net cash provided used in investing activities	(8,439)	(6,843)

FINANCING ACTIVITIES
Increase (decrease) in debt obligations	(117)	(320)
Issuance of common shares for:
New share issues	62,166	—
Exercise of stock options	328	—

Net cash provided by (used in) financing activities	62,377	(320)

Increase (decrease) in cash and cash equivalents	58,602	(6,817)
Foreign exchange effect on cash and cash equivalents	2,550	33
Cash and cash equivalents, beginning of period	97,554	19,804

Cash and cash equivalents, end of period	$158,706	$13,020

The accompanying notes are integral to the consolidated financial statements

DENISON MINES CORP.
Notes to the interim consolidated financial statements for the three months ended March 31, 2011 and 2010
(Unaudited — Expressed in thousands of U.S. dollars)
1.	NATURE OF OPERATIONS

Denison Mines Corp. (“DMC”) is incorporated under the Business Corporations Act (Ontario) (“OBCA”). The address of its registered head office is 595 Bay Street, Suite 402, Toronto, Ontario, Canada, M5J 2C2. Denison Mines Corp. and its subsidiary companies and joint ventures (collectively, the “Company”) are engaged in uranium mining and related activities, including acquisition, exploration and development of uranium bearing properties, extraction, processing and selling of uranium . The environmental services division of the Company provides mine decommissioning and decommissioned site monitoring services for third parties.

The Company has a 100% interest in the White Mesa mill located in Utah, United States and a 22.5% interest in the McClean Lake mill located in the Athabasca Basin of Saskatchewan, Canada. The Company has interests in a number of nearby mines at both locations, as well as interests in development and exploration projects located in Canada, the United States, Mongolia and Zambia, some of which are operated through joint ventures and joint arrangements. Uranium, the Company’s primary product, is produced in the form of uranium oxide concentrates (“U3O8”) and sold to various customers around the world for further processing. Vanadium, a co-product of some of the Company’s mines is also produced and is in the form of vanadium pentoxide (“V2O5”). The Company is also in the business of processing uranium bearing waste materials, referred to as “alternate feed materials”.

Denison Mines Inc. (“DMI”), a subsidiary of DMC, is the manager of Uranium Participation Corporation (“UPC”), a publicly-listed investment holding company formed to invest substantially all of its assets in U3O8 and uranium hexafluoride (“UF6”). The Company has no ownership interest in UPC but receives various fees for management services and commissions from the purchase and sale of U3O8 and UF6 by UPC.

2.	BASIS OF PRESENTATION AND ADOPTION OF IFRS

These unaudited consolidated financial statements have been prepared by management in U.S. dollars in accordance with Canadian generally accepted accounting principles as set out in the Handbook of the Canadian Institute of Chartered Accountants (“CICA Handbook”). In 2010, the CICA Handbook was revised to incorporate International Financial Reporting Standards (“IFRS”), and require publicly accountable enterprises to apply such standards effective for years beginning January 1, 2011. Accordingly, the Company has commenced reporting on this basis in these interim consolidated financial statements. In the financial statements, the term “Canadian GAAP” refers to Canadian GAAP before the adoption of IFRS.

These interim consolidated financial statements have been prepared in accordance with IFRS applicable to the preparation of interim financial statements, including IAS 34 and IFRS 1. Subject to certain transition elections disclosed in note 4, the Company has consistently applied the same accounting policies in its opening IFRS balance sheet at January 1, 2010 and throughout all periods presented, as if these policies had always been in effect. Note 4 discloses the impact of the transition to IFRS on the Company’s reported financial position, financial performance and cash flows, including the nature and effect of significant changes in accounting policies from those used in the Company’s consolidated financial statements for the year ended December 31, 2010. Comparative figures for 2010 in these interim consolidated financial statements have been restated to give effect to those changes.

The policies applied in these interim consolidated financial statements are based on IFRS policies as of May 11, 2011, the date the Board of Directors approved the statements. Any subsequent changes to IFRS that are given effect in the Company’s annual consolidated financial statements for the year ending December 31, 2011 could result in restatement of these interim consolidated financial statements, including the transition adjustments recognized on change-over to IFRS.

The interim consolidated financial statements should be read in conjunction with the Company’s Canadian GAAP annual financial statements for the year ended December 31, 2010. Note 4 discloses IFRS information for the year ended December 31, 2010 not provided in the 2010 annual financial statements and is material to the understanding of these consolidated financial statements.

3.	SIGNIFICANT ACCOUNTING POLICIES
The significant accounting policies used in the preparation of these interim consolidated financial statements are described below:
(a)	Principles of consolidation

The financial statements of the Company consolidate the accounts of DMC and its subsidiaries. All intercompany transactions, balances and unrealized gains and losses from intercompany transactions are eliminated on consolidation.

Subsidiaries are those entities which DMC controls by having the power to govern the financial and operating policies. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether DMC controls another entity. Subsidiaries are fully consolidated from the date on which control is obtained by DMC and are de-consolidated from the date that control ceases.

The Company has various interests in development and exploration projects which are held through option or joint agreements. These have been classified as joint ownership interests under IFRS. These joint ownership interests have been accounted for using the undivided interest method.

(b)	Use of estimates

The presentation of consolidated financial statements in conformity with IFRS requires the Company’s management to make estimates and assumptions that affect the amounts reported in these financial statements and related note disclosures. Although the Company regularly reviews the estimates and assumptions that affect these financial statements, actual results may be materially different. Significant estimates and assumptions made by management relate to:

•	the quantities and net realizable value of inventories as to the timing of sales, costs to complete and sales prices;
•
the recoverable amounts of cash generating units (“CGU”) used in impairment testing of long-lived assets including estimates of reserves and resources, production costs, foreign exchange rates, discount rates, inflation and income tax rates;

•	the determination of useful lives, units of production and residual values of property, plant and equipment;
•
the recoverability of and reclamation obligations for property, plant and equipment, including estimation of reclamation costs and timing of expenditures that are impacted by changes in discount rates, foreign exchange rates and environmental and regulatory requirements;

•	the estimated cost of providing post-employment benefits actuarially determined using the projected benefits method;
•
the recognition of deferred income taxes based on estimated tax bases using substantively enacted tax rates expected to apply to taxable income during the years in which the differences are expected to be recovered or settled; and

•	the fair value of stock-based compensation determined using the Black-Scholes option pricing model using expected option forfeitures.
(c)	Foreign currency translation
(i)	Functional and presentation currency

Items included in the financial statements of each entity in the DMC group are measured using the currency of the primary economic environment in which the entity operates (“the functional currency”). Primary and secondary indicators are used to determine the functional currency (primary indicators have priority over secondary indicators). Primary indicators include the currency that mainly influences sales prices and the currency that mainly influences labour, material and other costs. Secondary indicators include the currency in which funds from financing activities are generated and the currency in which receipts from operating activities are usually retained. For our Canadian, Zambian and Mongolian entities, the local currency has been determined to be the functional currency.

The consolidated financial statements are presented in U.S. dollars, unless otherwise stated.

The financial statements of entities that have a functional currency different from the presentation currency of DMC (“foreign operations”) are translated into U.S. dollars as follows: assets and liabilities — at the closing rate at the date of the statement of financial position, and income and expenses — at the average rate of the period (as this is considered a reasonable approximation to actual rates). All resulting changes are recognized in other comprehensive incomes as cumulative translation adjustments.

When an entity disposes of its entire interest in a foreign operation, or loses control, joint control, or significant influence over a foreign operation, the foreign currency gains or losses accumulated in other comprehensive income related to the foreign operation are recognized in profit or loss. If an entity disposes of part of an interest in another entity which remains a subsidiary, a proportionate amount of foreign currency gains or losses accumulated in other comprehensive income related to the subsidiary is reallocated between controlling and non-controlling interests.

(ii)	Transactions and balances

Foreign currency transactions are translated into an entity’s functional currency using the exchange rates prevailing at the dates of the transactions. Generally, foreign exchange gains and losses resulting from the settlement of foreign currency transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in currencies other than an operation’s functional currency are recognized in the statement of income.

(d)	Cash and cash equivalents
Cash and cash equivalents include cash on hand, deposits held with banks, and other short-term highly liquid investments with original maturities of three months or less.
(e)	Financial instruments

Financial assets and financial liabilities are recognized on the consolidated balance sheet when the Company becomes a party to the contractual provisions of the financial instrument. All financial instruments are required to be measured at fair value on initial recognition. Measurement in subsequent periods is dependent upon the classification of the financial instrument as financial assets and liabilities at fair value through profit and loss (“FVPL”), available-for-sale, loans and receivables, held-to-maturity, or other financial liabilities.

Financial assets and financial liabilities classified as FVPL are measured at fair value with changes in those fair values recognized on the consolidated statement of operations. Financial assets classified as available-for-sale are measured at fair value with changes in those fair values recognized in other comprehensive income. Financial assets classified as loans and receivables, held to maturity or other financial liabilities are measured at amortized cost using the effective interest rate method of amortization. Where a financial asset classified as held-to-maturity or available-for-sale has a loss in value which is considered to be other than temporary, the loss is recognized in the results of operations.

For financial instruments measured at amortized cost, transaction costs or fees, premiums or discounts earned or incurred are recorded, at inception, net against the fair value of the financial instrument. Interest expense is recorded using the effective interest method.

The Company has designated its financial assets and liabilities as follows:
•	Cash and cash equivalents (including restricted cash and investments) are classified as FVPL and any period change in fair value is recorded through the results from operations.
•
Trade and other receivables and Notes receivable are classified as loans and receivables and are measured at amortized cost using the effective interest rate method. Interest income is recorded in net income, as applicable.

•
Investments are classified as available-for-sale and any period change in fair value is recorded through other comprehensive income. Where the investment experiences an other than temporary decline in value, the loss is recognized in the results of operations.

•
Accounts payable and accrued liabilities and Debt obligations are classified as other financial liabilities and are measured at amortized cost using the effective interest rate method. Interest expense is recorded in other income, as applicable.

(f)	Impairment of financial assets
At each reporting date, the Company assesses whether there is objective evidence that a financial asset is impaired. If such evidence exists, the Company recognized an impairment loss, as follows:
(i)
Financial assets carried at amortized cost: The loss is the difference between the amortized cost of the loan or receivable and the present value of the estimated future cash flows, discounted using the instrument’s original effective interest rate. The carrying amount of the asset is reduced by this amount either directly or indirectly through the use of an allowance account.

(ii)
Available-for-sale financial assets: The impairment loss is the difference between the original cost of the asset and its fair value at the measurement date, less any impairment losses previously recognized in the statement of income. This amount represents the cumulative loss in accumulated other comprehensive income that is reclassified to net income.

(g)	Inventories

Expenditures, including depreciation, depletion and amortization of production assets, incurred in the mining and processing activities that will result in the future concentrate production are deferred and accumulated as ore in stockpiles and in-process and concentrate inventories. These amounts are carried at the lower of average costs or net realizable value (“NRV”). NRV is the difference between the estimated future concentrate price (net of selling costs) and estimated costs to complete production into a saleable form.

Stockpiles are comprised of coarse ore that has been extracted from the mine and is available for further processing. Mining production costs are added to the stockpile as incurred and removed from the stockpile based upon the average cost per ton or tonne of ore produced from mines considered to be in commercial production. The current portion of ore in stockpiles represents the amount expected to be processed in the next twelve months.

In-process and concentrate inventories include the cost of the ore removed from the stockpile, a pro-rata share of the amortization of the associated mineral property, as well as production costs incurred to process the ore into a saleable product. Processing costs typically include labor, chemical reagents and directly attributable mill overhead expenditures. Items are valued according to the first-in first-out method (FIFO) or at weighted average cost, depending on the type of inventory or work-in-process.

Materials and other supplies held for use in the production of inventories are carried at average cost and are not written down below that cost if the finished products in which they will be incorporated are expected to be sold at or above cost. However, when a decline in the price of concentrates indicates that the cost of the finished products exceeds net realizable value, the materials are written down to net realizable value. In such circumstances, the replacement cost of the materials may be the best available measure of their net realizable value.

(h)	Property, plant and equipment

Property, plant and equipment are recorded at acquisition or production cost and carried net of depreciation and impairments. Cost includes expenditures that are directly attributable to the acquisition of the asset. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost can be measured reliably. The carrying amount of a replaced asset is derecognized when replaced. Repairs and maintenance costs are charged to the statement of income during the period in which they are incurred.

Depreciation is calculated on a straight line or unit of production basis as appropriate. Where a straight line methodology is used, the assets are depreciated to their estimated residual value over an estimated useful life which ranges from three to fifteen years depending upon the asset type. Where a unit of production methodology is used, the assets are depreciated to their estimated residual value over the useful life defined by management’s best estimate of recoverable reserves and resources in the current mine plan. When assets are retired or sold, the resulting gains or losses are reflected in current earnings as a component of other income or expense. The Company allocates the amount initially recognized in respect of an item of property, plant and equipment to its significant parts and depreciates separately each such part. Residual values, method of depreciation and useful lives of the assets are reviewed annually and adjusted if appropriate.

(i)	Mineral property acquisition, exploration and development costs
Costs relating to the acquisition of acquired mineral rights and acquired exploration rights are capitalized.

Exploration and evaluation expenditures are expensed as incurred on mineral properties not sufficiently advanced. At the point in time that a mineral property is considered to be sufficiently advanced, it is classified as a development mineral property and all further expenditures for the current year and subsequent years are capitalized as incurred. These costs will include costs of maintaining the site until commercial production, costs to initially delineate the ore body, costs for shaft sinking and access, lateral development, drift development and infrastructure development. Such costs represent the net expenditures incurred and capitalized as at the balance sheet date and do not necessarily reflect present or future values.

Once a development mineral property goes into commercial production, the property is classified as “Producing” and the accumulated costs are amortized over the estimated recoverable resources in the current mine plan using a unit of production basis. Commercial production occurs when a property is substantially complete and ready for its intended use.

(j)	Impairment of non-financial assets

Property, plant and equipment and intangible assets are tested for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. For the purpose of measuring recoverable amounts, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units or CGUs). The recoverable amount is the higher of a CGU’s fair value less costs to sell and value in use (being the present value of the expected future cash flows of the relevant asset or CGU). An impairment loss is recognized for the amount by which the CGU’s carrying amount exceeds its recoverable amount.

(k)	Borrowing costs

Borrowing costs attributable to the acquisition, construction or production of qualifying assets are added to the cost of those assets, until such time as the assets are substantially ready for their intended use. All other borrowing costs are recognized as interest expense in the statement of income in the period in which they are incurred.

(l)	Reclamation provisions

Reclamation provisions, any legal and constructive obligation related to the retirement of tangible long-lived assets, are recognized when such obligations are incurred, if a reasonable estimate of the value can be determined. These obligations are measured initially at the present value of expected cash flows using a pre-tax discount rate reflecting risks specific to the liability and the resulting costs are capitalized and added to the carrying value of the related assets. In subsequent periods, the liability is adjusted for the accretion of the discount and the expense is recorded in the income statement. Changes in the amount or timing of the underlying future cash flows are immediately recognized as an increase or decrease in the carrying amounts of the liability and related assets. These costs are amortized to the results of operations over the life of the asset. Reductions in the amount of the liability are first applied against the amount of the net reclamation asset on the books with any residual value being recorded in the statement of operations.

The Company’s activities are subject to numerous governmental laws and regulations. Estimates of future reclamation liabilities for asset decommissioning and site restoration are recognized in the period when such liabilities are incurred. These estimates are updated on a periodic basis and are subject to changing laws, regulatory requirements, changing technology and other factors which will be recognized when appropriate. Liabilities related to site restoration include long-term treatment and monitoring costs and incorporate total expected costs net of recoveries. Expenditures incurred to dismantle facilities, restore and monitor closed resource properties are charged against the related reclamation and remediation liability.

(m)	Post-employment benefit obligations

The Company assumed the obligation of a predecessor company to provide life insurance, supplemental health care and dental benefits, excluding pensions, to its former Canadian employees who retired from active service prior to 1997. The estimated cost of providing these benefits was actuarially determined using the projected benefits method and is recorded on the balance sheet at its estimated present value. The interest cost on this unfunded liability is being accreted over the remaining lives of this retiree group.

(n)	Stock-based compensation

The Company uses a fair value-based method of accounting for stock options to employees, including directors, and to non-employees. The fair value is determined using the Black-Scholes option pricing model on the date of the grant. The cost is recognized on a straight-line graded method basis, adjusted for expected forfeitures, over the applicable vesting period as an increase in stock-based compensation expense and the contributed surplus account. When such stock options are exercised, the proceeds received by the Company, together with the respective amount from contributed surplus, are credited to share capital.

(o)	Provisions

Provisions for restructuring costs and legal claims, where applicable, are recognized in other liabilities when the Company has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and the amount can be reliably estimated. Provisions are measured at management’s best estimate of the expenditure required to settle the obligation at the end of the reporting period, and are discounted to present value where the effect is material. The Company performs evaluations to identify onerous contracts and, where applicable, records provisions for such contracts.

(p)	Income tax

Income taxes are accounted for using the liability method of accounting for deferred income taxes. Under this method, current income taxes are recognized for the estimated income taxes payable for the current period. Deferred income tax assets and liabilities are recognized based on temporary differences between the financial statement carrying values of the existing assets and liabilities and their respective income tax bases using enacted or substantively enacted tax rates expected to apply to taxable income during the years in which the differences are expected to be recovered or settled. The recognition of deferred income tax assets are limited to the amount that is considered “probable” to be realized.

(q)	Flow-Through Common Shares

The Company’s Canadian exploration activities have been financed in part through the issuance of flow-through common shares whereby the tax benefits of the eligible exploration expenditures incurred under this arrangement are renounced to the subscribers. The proceeds from issuing flow-through shares are allocated between the offering of shares and the sale of tax benefits. The allocation is based on the difference (“premium”) between the quoted price of the Company’s existing shares and the amount the investor pays for the actual flow-through shares. A liability is recognized for the premium, and is extinguished when the tax effect of the temporary differences, resulting from the renunciation, is recorded — with the difference between the liability and the value of the tax assets renounced being recorded as a deferred tax expense. The tax effect of the renunciation is recorded at the time the Company makes the renunciation — which may differ from the effective date of renunciation. If the flow-through shares are not issued at a premium, a liability is not established, and on renunciation the full value of the tax assets renounced is recorded as a deferred tax expense.

(r)	Revenue recognition

Revenue from the sale of mineral concentrates is recognized when it is probable that the economic benefits will flow to the Company and delivery has occurred, the sales price and costs incurred with respect to the transaction can be measured reliably and collectability is reasonable assured. For uranium, revenue is typically recognized when delivery is effected by book transfer at the applicable uranium storage facility. For vanadium related products, revenue is typically recognized at the time of shipment to the customer.

Revenue from toll milling services is recognized as material is processed in accordance with the specifics of the applicable toll milling agreement. Revenue and unbilled accounts receivable are recorded as related costs are incurred using billing formulas included in the applicable toll milling agreement.

Revenue from alternate feed process milling is recognized as material is processed, in accordance with the specifics of the applicable processing agreement. In general, the Company collects a recycling fee for receipt of the material and/or receives the proceeds from the sale of any uranium concentrate and other metals produced. Deferred revenues represent processing proceeds received on delivery of materials but in advance of the required processing activity.

Revenue on environmental service contracts is recognized using the percentage of completion method, whereby sales, earnings and unbilled accounts receivable are recorded as related costs are incurred. Earnings rates are adjusted periodically as a result of revisions to projected contract revenues and estimated costs of completion. Losses, if any, are recognized fully when first anticipated. Revenues from engineering services are recognized as the services are provided in accordance with customer agreements.

Management fees from UPC are recognized as management services are provided under the contract on a monthly basis. Commission revenue earned on acquisition or sale of U3O8 and UF6 on behalf of UPC (or other parties where Denison acts as an agent) is recognized on the date when title passes.

(s)	Earnings (loss) per share

Basic earnings per share (“EPS”) is calculated by dividing the net income (loss) for the period attributable to equity owners of DMC by the weighted average number of common shares outstanding during the period.

Diluted EPS is calculated by adjusting the weighted average number of common shares outstanding for dilutive instruments. The number of shares included with respect to options, warrants and similar instruments is computed using the treasury stock method. DMC’s potentially dilutive common shares comprise stock options granted to employees, and warrants.

(t)	Accounting standards issued but not yet applied
International Financial Reporting Standard 9, Financial Instruments (“IFRS 9”)

IFRS 9 was issued in November 2009 and contained requirements for financial assets. This standard addresses classification and measurement of financial assets and replaces the multiple category and measurement models in IAS 39 for debt instruments with a new mixed measurement model having only two categories: amortized cost and fair value through profit or loss. IFRS 9 also replaces the models for measuring equity instruments, and such instruments are either recognized at fair value through profit or loss or at fair value through other comprehensive income. Where such equity instruments are measured at fair value through other comprehensive income, dividends are recognized in profit or loss to the extent not clearly representing a return of investment; however, other gains and losses (including impairments) associated with such instruments remain in accumulated comprehensive income indefinitely.

Requirements for financial liabilities were added in October 2010 and they largely carried forward existing requirements in IAS 39, Financial Instruments — Recognition and Measurement, except that fair value changes due to credit risk for liabilities designated at fair value through profit and loss would generally be recorded in other comprehensive income.

This standard is required to be applied for accounting periods beginning on or after January 1, 2013, with earlier adoption permitted. The Company has not yet assessed the impact of the standard or determined whether it will adopt the standard early.

4.	TRANSITION TO IFRS

These are the first financial statements issued by the Company that will comply with International Financial Reporting Standards (“IFRS”). These financial statements were prepared as described in note 2, including the application of IFRS 1. IFRS 1 sets out the procedures that the Company must follow when it adopts IFRS for the first time as the basis for preparing its consolidated financial statements. The Company is required to establish its IFRS accounting policies for 2011 and, in general, apply these retrospectively to determine the IFRS opening balance sheet as at the transition date of January 1, 2010. The IFRS accounting policies for 2011 include both IFRS in effect currently or those standards expected to be in effect as of December 31, 2011.

IFRS 1 also requires that comparative financial information be provided. As a result, the first date at which the Company has applied IFRS was January 1, 2010 (the “Transition Date”). IFRS 1 requires first-time adopters to retrospectively apply all effective IFRS standards as of the reporting date, December 31, 2011. The standard also permits a number of optional and mandatory exemptions from full retrospective application.

The Company is required to use the following mandatory exemptions as follows:
•
Estimates cannot be created or revised using hindsight. The estimates previously made by the Company under Canadian GAAP (“CGAAP”) were not revised for the application of IFRS except where necessary to reflect any difference in accounting policies.

•	For non-controlling interests, IFRS 1 lists specific requirements of IAS 27 Consolidated and Separate Financial Statements which are applied prospectively.
The Company has elected to use the following optional exemptions and has made the following adjustments to transition from Canadian GAAP to IFRS:
a) Business Combinations
The Company elected to apply IFRS relating to business combinations prospectively from January 1, 2010. As such, Canadian GAAP balances relating to business combinations entered into before that date have been carried forward.

b) Cumulative Translation Adjustment
The Company has elected to reset the cumulative translation adjustment account, which includes gains and losses arising from the translation of foreign operations, to zero at the date of transition to IFRS as an alternative to calculating the retrospective cumulative translation adjustments required to be in compliance with the principles of IAS 21 for the periods prior to transition.
c) Impairment testing under IAS 36 and IFRS 1 elections
In accordance with IAS 36, the Company performed impairment tests of its Canadian and United States Cash Generating Units (CGU) which includes inventories, mineral properties, plant and equipment, goodwill and reclamation liabilities. The Company estimated fair values using a combination of a discounted cash flow model using the fair value less cost to sell basis (at a discount rate of 10%) and independent valuations to determine the recoverable amount of these CGUs. The recoverable amounts determined for both CGUs were less than the carrying amounts. For the Canadian CGU, the carrying value of the mineral properties and plant and equipment were reduced to estimated fair value and, as a result, the carrying value of goodwill was fully written off. For the United States CGU, the carrying values of the plant and equipment and mineral properties were reduced to estimated fair value.
IFRS 1 allows an entity to elect to measure an item of property, plant and equipment at the date of transition to IFRS at its fair value and use that fair value as its deemed cost at that date. The first time adopter may elect to use a previous CGAAP revaluation of an item of property, plant and equipment at, or before, the date of transition to IFRS as deemed cost at the date of the revaluation, if the revaluation was, at the date of the revaluation, broadly comparable to fair value. The Company has elected to take the lower of cost or fair value of certain of its property, plant and equipment as deemed cost based on appraisal reports prepared by independent third party valuators.
The Company wrote down the carrying value of its Zambian mineral properties to its fair value in the 2009 fiscal year as part of its impairment assessment under Canadian GAAP. The fair value was calculated using most recent comparable transactions at such point in time. This fair value has been used as the ‘deemed cost’ going forward upon transition to IFRS. The impact of this is that no reversal of impairment loss previously taken would be required even if there was an increase in fair value in subsequent periods. There are no other significant assets in the Zambian CGU.
As a result of the transition to IFRS and the reduction of the carrying amounts of PP&E and mineral properties, management recognized the related decrease in deferred tax liability as of January 1, 2010.
A summary of the impairment charges recorded by each CGU on January 1, 2010, by asset class, is as follows:

	Canadian	United States
	Mining	Mining
(in thousands)	Segment	Segment	Total

Property, plant and equipment
Plant and equipment	$13,009	$927	$13,936
Mineral properties	252,267	59,645	311,912
Goodwill	51,028	—	51,028

Transitional impairment loss-pre tax	$316,304	$60,572	$376,876

The Company amortizes its mineral property assets on a units of production basis and includes that amount in the valuation of work-in-progress and concentrate inventories. Since the value of the Company’s mineral property assets is less under IFRS than Canadian GAAP, the amount amortized to inventory is also less. As a result the carrying value of inventory also tends to be less to reflect the lower mineral property amortization cost.
The lower carrying values for the Company’s inventory under IFRS also result in lower net realizable value adjustments being recorded in a particular period when compared to Canadian GAAP.

d) Adoption of IFRS 6 for Exploration and Evaluation Expenditures
The Company has elected to adopt the provisions of IFRS 6 which allow the Company to continue with the current accounting policies regarding the accounting for exploration and evaluation expenditures, with the exception of capitalizing a portion of its exploration spending. Under Canadian GAAP, the Company capitalized a portion of its exploration spending as a component of its carrying value of mineral properties.
Under IFRS, this practice has been discontinued and mineral property exploration expense has increased accordingly. This adjustment has impacted the cash flow split between operating and investing activities for IFRS when compared to Canadian GAAP.
e) Change in foreign exchange translation methodology
Under Canadian GAAP, the Company used the temporal method of foreign exchange translation for its fully-integrated subsidiaries. This included its Zambian and Australian subsidiaries. Under the temporal method, non-monetary assets were converted to the presentation currency using historical foreign exchange rates and the resulting difference between the translation of the balance sheet and income statement was recorded in the statement of operations.
Under IFRS, the temporal method is not recognized and translation occurs using the equivalent of the current rate method under Canadian GAAP. Under this method, all assets and liabilities are treated as monetary and translated to the presentation currency using the foreign exchange rate at the end of the reporting period. Differences between the translation of the balance sheet and the statement of operations are accumulated in an account in equity. The change in translation methodology has resulted in some significant changes in the presentation currency amounts for the Company’s Zambian subsidiary and has also resulted in the reversal of translation foreign exchange income / expense in the statement of operations.
f) Acquisition of OmegaCorp Limited
The Company completed the acquisition of OmegaCorp Limited in 2007 under which it acquired its Zambian subsidiary. Under Canadian GAAP at the time, the Company treated the transaction as an asset acquisition and was required to gross-up the Mutanga project mineral property value and the deferred tax liability by an equal and offsetting amount. In 2009, the Company impaired the value of the Mutanga project to its fair value at the time. As at January 1, 2010, a portion of the deferred tax liability associated with the initial acquisition of the Mutanga project in 2007 still remained under Canadian GAAP. This remaining deferred tax liability has been reversed on the transition to IFRS as IAS 12 does not permit the recognition of a deferred tax liability on the initial recognition of an asset in a transaction that is not a business combination.
g) Flow-through share accounting
Under Canadian GAAP, the Company would record the gross proceeds relating to flow-through _____shares to share capital at the time of issuance. It would then record a charge (reduction) to share capital at the time the tax benefits of the flow-through shares were renounced to the subscribers. The charge was calculated by multiplying the amount of the renounced tax benefits (which are equal to the proceeds of the flow-through share issue) by the effective tax rate at the time. The offset would go to the deferred tax liability to reflect the fact that the Company could no longer use the tax attributes for its benefit.
Under IFRS, the proceeds from issuing flow-through shares are allocated between the offering of shares and the sale of tax benefits. The allocation is based on the difference (“premium”) between the quoted price of the Company’s existing shares, at the date of closing, and the amount the investor pays for the actual flow-through shares. A liability is recognized for the premium, and is extinguished when the tax effect of the temporary differences, resulting from the renunciation, is recorded. The difference between the liability and the value of the tax assets renounced is recorded as a deferred tax expense. There is no subsequent reduction in share capital.
h) Other transitional items
The income statement has been adjusted for the following additional items not discussed above:
•	Depreciation expense — increase due to componentization adjustments on assets at the McClean Lake and White Mesa mills;
•
Reclamation asset amortization and liability adjustments — Upon transition, the Company impaired the value of its reclamation assets to nil. As a result, any resulting amortization has been reversed. The change in the net asset value of the reclamation assets has also impacted the amount of the liability adjustment recorded under Canadian GAAP at December 31, 2010;

•
Gain / loss on asset disposals — the Company has reversed plant and equipment impairment charges recorded in fiscal 2010 and recalculated the gain / loss on plant and equipment disposals as a result of having adjusted carrying values for its plant and equipment assets;

In preparing its IFRS balance sheets for fiscal 2010, the Company has adjusted amounts previously reported in financial statements prepared in accordance with Canadian GAAP. An explanation of how the transition from Canadian GAAP to IFRS has affected the Company’s balance sheets is set out in the following tables and notes that accompany the tables:
a)	Reconciliation of Consolidated Balance Sheets from Canadian GAAP to IFRS:
As at January 1, 2010

		Canadian		IFRS
(in thousands)	Table	GAAP	ADJUST	GAAP
ASSETS
Current
Cash and cash equivalents		$19,804	$—	$19,804
Trade and other receivables		13,773	—	13,773
Inventories	A	52,216	—	52,216
Prepaid expenses and other	B	1,607	(3)	1,604

		87,400	(3)	87,397

Non-Current
Inventories — ore in stockpiles		1,530	—	1,530
Investments		10,605	—	10,605
Prepaid expenses and other		287	—	287
Restricted cash and investments		21,656	—	21,656
Property, plant and equipment	C	691,039	(369,644)	321,395
Intangibles		4,436	—	4,436
Goodwill	D	51,028	(51,028)	—

Total assets		$867,981	(420,675)	$447,306

LIABILITIES
Current
Accounts payable and accrued liabilities	E	$9,508	$218	$9,726
Current portion of long-term liabilities:
Post-employment benefits		380	—	380
Reclamation obligations		752	—	752
Debt obligations		869	—	869
Other long-term liabilities		313	—	313

		11,822	218	12,040

Non-Current
Deferred revenue		3,187	—	3,187
Post-employment benefits		3,426	—	3,426
Reclamation obligations		17,154	—	17,154
Debt obligations		195	—	195
Other long-term liabilities		1,051	—	1,051
Deferred income tax liability	F	102,918	(88,856)	14,062

Total liabilities		139,753	(88,638)	51,115

EQUITY
Share capital	G	849,488	848	850,336
Share purchase warrants		5,830	—	5,830
Contributed surplus		39,922	—	39,922
Deficit
Opening	H	(242,494)	(260,987)	(503,481)
Accumulated other comprehensive income
Opening	I	75,482	(71,898)	3,584

Total equity		728,228	(332,037)	396,191

Total liabilities and equity		$867,981	$(420,675)	$447,306

As at March 31, 2010

		Canadian		IFRS
(in thousands)	Table	GAAP	ADJUST	GAAP
ASSETS
Current
Cash and cash equivalents		$13,020	$—	$13,020
Trade and other receivables		16,301	—	16,301
Inventories	A	57,218	930	58,148
Prepaid expenses and other	B	1,181	(3)	1,178

		87,720	927	88,647

Non-Current
Inventories — ore in stockpiles		1,716	—	1,716
Investments		13,023	—	13,023
Prepaid expenses and other		248	3	251
Restricted cash and investments		21,412	—	21,412
Property, plant and equipment	C	706,294	(376,313)	329,981
Intangibles		4,371	—	4,371
Goodwill	D	52,792	(52,792)	—

Total assets		$887,576	(428,175)	$459,401

LIABILITIES
Current
Accounts payable and accrued liabilities	E	$14,498	$—	$14,498
Current portion of long-term liabilities:
Post-employment benefits		394	—	394
Reclamation obligations		778	—	778
Debt obligations		581	—	581
Other long-term liabilities		323	—	323

		16,574	—	16,574

Non-Current
Deferred revenue		3,187	—	3,187
Post-employment benefits		3,573	—	3,573
Reclamation obligations		17,306	—	17,306
Debt obligations		186	—	186
Other long-term liabilities		1,084	—	1,084
Deferred income tax liability	F	104,906	(89,419)	15,487

Total liabilities		146,816	(89,419)	57,397

EQUITY
Share capital	G	849,135	1,197	850,332
Share purchase warrants		5,830	—	5,830
Contributed surplus		40,317	—	40,317
Deficit
Opening	H	(242,494)	(260,987)	(503,481)
Net income (loss)	J	(9,089)	1,910	(7,179)
Accumulated other comprehensive income
Opening	I	75,482	(71,898)	3,584
Comprehensive income (loss)	J	21,579	(8,978)	12,601

Total equity		740,760	(338,756)	402,004

Total liabilities and equity		$887,576	$(428,175)	$459,401

As at December 31, 2010

		Canadian		IFRS
(in thousands)	Table	GAAP	ADJUST	GAAP
ASSETS
Current
Cash and cash equivalents		$97,554	$—	$97,554
Trade and other receivables		20,236	—	20,236
Inventories	A	32,387	(3,254)	29,133
Prepaid expenses and other	B	1,917	(7)	1,910

		152,094	(3,261)	148,833

Non-Current
Inventories — ore in stockpiles		2,204	—	2,204
Investments		2,955	—	2,955
Prepaid expenses and other		104	3	107
Restricted cash and investments		22,946	—	22,946
Property, plant and equipment	C	714,458	(372,294)	342,164
Intangibles		3,794	—	3,794
Goodwill	D	53,919	(53,919)	—

Total assets		$952,474	(429,471)	$523,003

LIABILITIES
Current
Accounts payable and accrued liabilities	E	$13,753	$—	$13,753
Current portion of long-term liabilities:
Post-employment benefits		402	—	402
Reclamation obligations		641	—	641
Debt obligations		200	—	200
Other long-term liabilities		—	—	—

		14,996	—	14,996

Non-Current
Deferred revenue		3,339	—	3,339
Post-employment benefits		3,617	—	3,617
Reclamation obligations		16,924	—	16,924
Debt obligations		205	—	205
Other long-term liabilities		1,105	—	1,105
Deferred income tax liability	F	106,183	(92,775)	13,408

Total liabilities		146,369	(92,775)	53,594

EQUITY
Share capital	G	910,484	1,197	911,681
Share purchase warrants		5,830	—	5,830
Contributed surplus		41,658	—	41,658
Deficit
Opening	H	(242,494)	(260,987)	(503,481)
Net income (loss)	J	(14,235)	8,889	(5,346)
Accumulated other comprehensive income
Opening	I	75,482	(71,898)	3,584
Comprehensive income (loss)	J	29,380	(13,897)	15,483

Total equity		806,105	(336,696)	469,409

Total liabilities and equity		$952,474	$(429,471)	$523,003

b)	Reconciliation Tables of Consolidated Balance Sheet Line Items from Canadian GAAP (“CGAAP”) to IFRS:
Table A-Inventories-current

		January 1,	March 31,	December 31,
(in thousands)	Notes	2010	2010	2010

Balance-CGAAP		$52,216	$57,218	$32,387
Change in absorption	4c	—	(3,748)	(14,948)
Change in cost of goods sold	4c	—	60	11,690
Change in NRV provisions	4c	—	4,618	4

Balance-IFRS		52,216	58,148	29,133

Table B-Prepaid expenses and other

		January 1,	March 31,	December 31,
(in thousands)	Notes	2010	2010	2010

Balance-CGAAP		$1,607	$1,181	$1,917
Translation methodology	4e	(3)	(3)	(7)

Balance-IFRS		1,604	1,178	1,910

Table C-Property, plant and equipment

		January 1,	March 31,	December 31,
(in thousands)	Notes	2010	2010	2010

Balance-CGAAP		$691,039	$706,294	$714,458
Transition impairment	4c	(325,848)	(335,021)	(340,875)
Change in translation methodology	4e	(43,795)	(45,227)	(47,084)
Change in depreciation, amortization	4c,h	—	3,762	14,718
Change in exploration absorption	4d	—	(12)	(96)
Change in disposals and other	4h	(1)	185	1,043

Balance-IFRS		321,395	329,981	342,164

Table D-Goodwill

		January 1,	March 31,	December 31,
(in thousands)	Notes	2010	2010	2010

Balance-CGAAP		$51,028	$52,792	$53,919
Transition impairment	4c	(51,028)	(52,792)	(53,919)

Balance-IFRS		—	—	—

Table E-Accounts payable and accrued liabilities

		January 1,	March 31,	December 31,
(in thousands)	Notes	2010	2010	2010

Balance-CGAAP		$9,508	$14,498	$13,753
Flow-through share premium liability	4g	218	—	—

Balance-IFRS		9,726	14,498	13,753

Table F-Deferred tax liability

		January 1,	March 31,	December 31,
(in thousands)	Notes	2010	2010	2010

Balance-CGAAP		$102,918	$104,906	$106,183
Transition impairment-tax effect	4c	(70,701)	(73,146)	(74,706)
Acquisition tax liability un-wind	4f	(20,218)	(19,874)	(19,433)
Other adjustments		2,063	3,601	1,364

Balance-IFRS		14,062	15,487	13,408

Table G-Share capital

		January 1,	March 31,	December 31,
(in thousands)	Notes	2010	2010	2010

Balance-CGAAP		$849,488	$849,135	$910,484
Flow-through shares — life-to-date adjustment to US GAAP on transition	4g	848	848	848
Reverse flow-through share renunciation recorded under Canadian GAAP	4g	—	349	349

Balance-IFRS		850,336	850,332	911,681

Table H-Deficit-opening

		January 1,	March 31,	December 31,
(in thousands)	Notes	2010	2010	2010

Balance-CGAAP		$(242,494)	$(242,494)	$(242,494)
Transition impairments
Property, plant and equipment	4c	(325,848)	(325,848)	(325,848)
Goodwill	4c	(51,028)	(51,028)	(51,028)
Deferred tax	4c	70,701	70,701	70,701
Translation methodology
Prepaids and other current assets	4e	(3)	(3)	(3)
Property, plant and equipment	4e	(43,795)	(43,795)	(43,795)
Acquisition tax liability un-wind	4f	20,218	20,218	20,218
Flow-through share adjustments	4g	(1,067)	(1,067)	(1,067)
Other		(2,063)	(2,063)	(2,063)
Reset of cumulative translation account	4b	71,898	71,898	71,898

Balance-IFRS		(503,481)	(503,481)	(503,481)

Table I-Accumulated other comprehensive income (loss)-opening

		January 1,	March 31,	December 31,
(in thousands)	Notes	2010	2010	2010
Balance-CGAAP		$75,482	$75,482	$75,482
Reclass CTA to retained earnings on transition	4b	(71,898)	(71,898)	(71,898)

Balance-IFRS		3,584	3,584	3,584

Table J-Net income (loss) and Comprehensive income (loss)

		Three months	Twelve months
		March 31,	December 31,
(in thousands)	Notes	2010	2010

Net income (loss)-CGAAP		$(9,089)	$(14,235)
Operations
Depreciation expense	4c,h	(441)	(1,820)
Mineral property amortization	4c	4,053	16,082
Concentrate absorption change	4c	(3,656)	(14,658)
COGS change	4c	53	11,422
NRV provision changes	4c	4,512	(18)
Reclamation asset amortization	4h	60	174
Reclamation liability adjustment	4h	—	330
Exploration
Exploration absorption	4d	(12)	(92)
Other expense (income)
Gain/loss on asset disposals	4h	180	692
Foreign exchange — translational	4e	(1,270)	(3,923)
Taxes
Future taxes		(1,569)	700

Net income (loss)-IFRS		(7,179)	(5,346)

Comprehensive income (loss)-CGAAP		12,490	15,145
Change in net income (loss)		1,910	8,889
Change in foreign currency translation		(8,978)	(13,897)

Comprehensive income (loss)-IFRS		5,422	10,137

Table K-Consolidated Statement of Cash Flow adjustments

		Three months	Twelve months
		March 31,	December 31,
(in thousands)	Notes	2010	2010

Net cash provided by (used in) operating activities:
Under Canadian GAAP		$357	$35,551
Change in exploration absorption	4d	(11)	(93)

Under IFRS		$346	$35,458

Net cash provided by (used in) investing activities:
Under Canadian GAAP		$(6,854)	$(19,472)
Change in exploration absorption	4d	11	93

Under IFRS		$(6,843)	$(19,379)

5.	TRADE AND OTHER RECEIVABLES
The trade and other receivables balance consists of:

	At March 31	At December 31	At January 1
(in thousands)	2011	2010	2010

Trade receivables — mineral concentrate sales	$2,948	$5,631	$9,422
Trade receivables — other	4,262	6,903	2,114
Trade and other receivables in joint ventures	515	375	928
Sales tax receivables	467	228	1,127
Sundry receivables	135	6,242	182
Notes and lease receivables	98	857	—

	$8,425	$20,236	$13,773

6.	INVENTORIES
The inventories balance consists of:

	At March 31	At December 31	At January 1
(in thousands)	2011	2010	2010

Uranium concentrates and work-in-progress (1)	$16,328	$6,707	$19,921
Vanadium concentrates and work-in-progress (2)	1,680	4,198	442
Inventory of ore in stockpiles	11,447	14,772	28,366
Mine and mill supplies	5,877	5,660	5,017

	$35,332	$31,337	$53,746

Inventories — by duration:
Current	33,071	$29,133	$52,216
Long-term — ore in stockpiles	2,261	2,204	1,530

	$35,332	$31,337	$53,746

(1)	The uranium concentrates and work-in-progress inventory is presented net of a provision of $nil as at March 31, 2011 and $nil as at December 31, 2010.

(2)	The vanadium concentrates and work-in-progress inventory is presented net of a provision of $885,000 as at March 31, 2011 and $17,000 as at December 31, 2010.

Operating expenses include write-downs of $868,000 and recoveries of $7,264,000 relating to the net realizable value of the Company’s uranium and vanadium inventories for the three months ended March 2011 and March 2010, respectively.

Long-term ore in stockpile inventory represents an estimate of the amount of ore on the stockpile in excess of the next twelve months of planned mill production.
7.	INVESTMENTS
The investments balance consists of:

	At March 31	At December 31	At January 1
(in thousands)	2011	2010	2010

Investments:
Available for sale securities at fair value	$1,481	$2,955	$10,605

	$1,481	$2,955	$10,605

At March 31, 2011, investments consist of equity instruments of three publicly-traded companies at a fair value of $1,481,000 (December 31, 2010: $2,955,000).

8.	RESTRICTED CASH AND INVESTMENTS
The Company has certain restricted cash and investments deposited to collateralize its reclamation obligations. The restricted cash and investments balance consists of:

	At March 31	At December 31	At January 1
(in thousands)	2011	2010	2010

Cash	$92	$504	$23
Cash equivalents	7,766	6,459	3,066
Investments	18,017	15,893	18,567

	$25,875	$22,946	$21,656

Restricted cash and investments — by item:
U.S. mill and mine reclamation	$23,249	$20,315	$19,564
Elliot Lake reclamation trust fund	2,626	2,631	2,092

	$25,875	$22,946	$21,656

U.S. Mill and Mine Reclamation

The Company has cash, cash equivalents and fixed income securities as collateral for various bonds posted in favour of the State of Utah, the applicable state regulatory agencies in Colorado and Arizona and the U.S. Bureau of Land Management for estimated reclamation costs associated with the White Mesa mill and U.S. mining properties. During the three months ended March 2011, the Company has deposited $2,932,000 of additional monies into its collateral account.

Elliot Lake Reclamation Trust Fund

The Company has the obligation to maintain its decommissioned Elliot Lake uranium mine pursuant to a Reclamation Funding Agreement effective September 30, 1994 (“Agreement”) with the Governments of Canada and Ontario. The Agreement requires the Company to deposit 90% of cash flow, after deducting permitted expenses, into the Reclamation Trust Fund. A subsequent amendment to the Agreement provides for the suspension of this obligation to deposit 90% of cash flow into the Reclamation Trust Fund, provided funds are maintained in the Reclamation Trust Fund equal to estimated reclamation spending for the succeeding six calendar years, less interest expected to accrue on the funds during the period. Withdrawals from this Reclamation Trust Fund can only be made with the approval of the Governments of Canada and Ontario to fund Elliot Lake monitoring and site restoration costs. During the three months ended March 2011, the Company has deposited an additional $451,000 (CAD$445,000) into the Elliot Lake Reclamation Trust Fund and has withdrawn $526,000 (CAD$519,000).

9.	PROPERTY, PLANT AND EQUIPMENT
The property, plant and equipment balance consists of:

	At March 31	At December 31	At January 1
(in thousands)	2011	2010	2010

Plant and equipment:
Cost	$175,140	$171,782	$161,794
Construction-in-progress	23,498	21,375	11,860
Accumulated depreciation	(46,528)	(43,314)	(31,092)

Net book value	$152,110	$149,843	$142,562

Mineral properties:
Cost	$202,531	$193,727	$178,833
Accumulated amortization	(2,176)	(1,406)	—

Net book value	$200,355	$192,321	$178,833

Net book value	$352,465	$342,164	$321,395

The property, plant and equipment continuity summary is as follows:

		Accumulated
		Amortization /	Net
	Cost	Depreciation	Book Value

Balance — January 1, 2010	$352,487	$(31,092)	$321,395

Additions	30,815	—	30,815
Amortization	—	(1,397)	(1,397)
Depreciation	—	(13,150)	(13,150)
Disposals	(2,932)	1,466	(1,466)
Transfers	(3)	3	—
Reclamation Adjustment	778	—	778
Foreign exchange	5,739	(550)	5,189

Balance — December 31, 2010	$386,884	$(44,720)	$342,164

Additions	7,129	—	7,129
Amortization	—	(782)	(782)
Depreciation	—	(3,125)	(3,125)
Disposals	(272)	228	(44)
Foreign exchange	7,428	(305)	7,123

Balance — March 31, 2011	$401,169	$(48,704)	$352,465

Plant and Equipment — Mining
The Company has a 100% interest in the White Mesa mill located in Utah and mines located in Arizona, Colorado and Utah. Mined ore from these mines is processed at the White Mesa mill.

The Company has a 22.5% interest in the McClean Lake mill and mines located in the Athabasca Basin of Saskatchewan, Canada. The mill is currently on stand-by and is scheduled to remain so throughout 2011 and into 2012. A toll milling agreement has been signed with the participants in the Cigar Lake joint venture that provides for the processing of a substantial portion of the future output of the Cigar Lake mine at the McClean Lake mill, for which the owners of the McClean Lake mill will receive a toll milling fee and other benefits. In determining the amortization rate for the McClean Lake mill, the amount to be amortized has been adjusted to reflect Denison’s expected share of future toll milling mill feed.

Plant and Equipment — Services and Other
The environmental services division of the Company provides mine decommissioning and decommissioned site monitoring services for third parties.
Mineral Properties

The Company has various interests in development and exploration projects located in Canada, the U.S., Mongolia and Zambia which are held directly or through option or joint venture agreements. Amounts spent on development projects are capitalized as mineral property assets. Exploration projects are expensed.

The most significant of the Company’s mineral property interests are as follows:
Canada

The Company has a 22.5% interest in the McClean Lake project and a 25.17% interest in the Midwest project located in the Athabasca Basin of Saskatchewan, Canada. These projects are in the development stage.

Other significant mineral property interests that the Company has in Canada but which are not yet in the development stage include:
a)	Wheeler River — the Company has a 60% interest in the project (located in the Athabasca Basin);
b)	Moore Lake — the Company has a 75% interest in the project (located in the Athabasca Basin) subject to a 2.5% net smelter return royalty;
c)	Wolly — the Company has a 22.5% interest in the project (located in the Athabasca Basin); and

d)
Park Creek — In the first quarter of 2006, the Company entered into an option agreement to earn up to a 75% interest in the Park Creek project. The Company is required to incur exploration expenditures of CAD$2,800,000 over three years to earn an initial 49% interest and a further CAD$3,000,000 over six years to earn an additional 26% interest. As at March 31, 2011, the Company has incurred a total of CAD$4,218,000 towards the option and has earned a 49% ownership interest in the project under the phase-in ownership provisions of the agreement.

United States

The Company has 100% interests in various mines in the Colorado Plateau, Arizona Strip and Henry Mountains mining districts located in Colorado, Arizona and Utah which are either in operations, development or on standby.

Mongolia

The Company has a 70% interest in and is the managing partner of the Gurvan Saihan Joint Venture in Mongolia. The results of the Gurvan Saihan Joint Venture have been included in these financial statements on a consolidated basis since the Company exercises control.

Zambia
The Company has a 100% interest in the Mutanga project located in Zambia.
10.	INTANGIBLES
Intangibles consist of:

	March 31	December 31	January 1
(in thousands)	2011	2010	2010

Cost	$7,632	$7,439	$7,041
Accumulated amortization	(3,968)	(3,645)	(2,605)

Net book value	$3,664	$3,794	$4,436

Net book value-by item:
UPC management services agreement	3,664	3,794	4,436

Net book value	$3,664	$3,794	$4,436

The intangibles continuity summary is as follows:

		Accumulated	Net
	Cost	Amortization	Book Value

Balance — January 1, 2010	$7,041	$(2,605)	$4,436

Amortization	—	(862)	(862)
Foreign exchange	398	(178)	220

Balance — December 31, 2010	$7,439	$(3,645)	$3,794

Amortization	—	(225)	(225)
Foreign exchange	193	(98)	95

Balance — March 31, 2011	$7,632	$(3,968)	$3,664

UPC Management Services Agreement
The UPC management services agreement is associated with the acquisition of DMI in 2006. The contract is being amortized over its 8 year estimated useful life.

11.	POST-EMPLOYMENT BENEFITS

The Company provides post employment benefits for former Canadian employees who retired on immediate pension prior to 1997. The post employment benefits provided include life insurance and medical and dental benefits as set out in the applicable group policies but does not include pensions. No post employment benefits are provided to employees outside the employee group referenced above. The post employment benefit plan is not funded.

The effective date of the most recent actuarial valuation of the accrued benefit obligation is December 1, 2008. The amount accrued is based on estimates provided by the plan administrator which are based on past experience, limits on coverage as set out in the applicable group policies and assumptions about future cost trends. The significant assumptions used in the valuation are listed below.

Discount rate	7.50%
Initial medical cost growth rate per annum	11.00%
Medical cost growth rate per annum decline to	5.00%
Year in which medical cost growth rate reaches its final level	2014
Dental cost growth rate per annum	4.00%
Post-employment benefits consist of:

	March 31	December 31	January 1
(in thousands)	2011	2010	2010

Accrued benefit obligation	$3,901	$3,820	$3,594
Unamortized experience gain	199	199	212

	$4,100	$4,019	$3,806

Post-employment benefits liability-by duration:
Current	$412	$402	$380
Non-current	3,688	3,617	3,426

	$4,100	$4,019	$3,806

The post-employment benefits continuity summary is as follows:

	Three Months	Twelve Months
	Ended	Ended
(in thousands)	March 31, 2011	December 31, 2010

Opening	$4,019	$3,806
Benefits paid	(89)	(266)
Interest cost	72	286
Amortization of experience gain	(6)	(24)
Foreign exchange	104	217

	$4,100	$4,019

The unamortized experience gain is being amortized on a straight-line basis over the average life expectancy of the retiree group of 10.7 years as per the December 1, 2008 actuarial valuation.

12.	RECLAMATION OBLIGATIONS
The reclamation obligations balance consists of:

	At March 31	At December 31	At January 1
(in thousands)	2011	2010	2010

Reclamation liability — by location:
U.S Mill and Mines	$6,493	$6,383	$8,609
Elliot Lake	9,586	9,451	8,155
McClean and Midwest Joint Ventures	1,805	1,731	1,142

	$17,884	$17,565	$17,906

Reclamation and remediation liability — by duration:
Current	658	641	752
Non-current	17,226	16,924	17,154

	$17,884	$17,565	$17,906

The reclamation obligations continuity summary is as follows:

	Three Months	Twelve Months
	Ended	Ended
(in thousands)	March 31, 2011	December 31, 2010

Opening	$17,565	$17,906
Accretion	293	1,309
Expenditures incurred	(262)	(1,249)
Liability adjustments-income statement	—
Liability adjustments-balance sheet	—	778
Foreign exchange	288	542

	$17,884	$17,565

Site Restoration: U.S. Mill and Mines

The decommissioning and reclamation of the White Mesa mill and U.S. mines are subject to legal and regulatory requirements. Estimates of the costs of reclamation are reviewed periodically by the applicable regulatory authorities. The above accrual represents the Company’s best estimate of the present value of future reclamation costs, discounted at rates ranging from 6.19% to 7.17%. As at December 31, 2010, the undiscounted amount of estimated future reclamation costs is $34,972,000. Reclamation costs are expected to be incurred between 2012 and 2040.

Site Restoration: Elliot Lake

The Elliot Lake uranium mine was closed in 1992 and capital works to decommission this site were completed in 1997. The remaining provision is for the estimated cost of monitoring the Tailings Management Areas at the Company and Stanrock sites and for treatment of water discharged from these areas. The Company conducts its activities at both sites pursuant to decommissioning licenses issued by the Canadian Nuclear Safety Commission. The above accrual represents the Company’s best estimate of the present value of the total future reclamation cost based on assumptions as to levels of treatment, which will be required in the future, discounted at 6.48%. As at December 31, 2010, the undiscounted amount of estimated future reclamation costs is $51,080,000 (CAD$50,806,000).

Spending on restoration activities at the Elliot Lake site is funded from monies in the Elliot Lake Reclamation Trust fund (see note 8).
Site Restoration: McClean Lake Joint Venture and Midwest Joint Venture

The McClean Lake and Midwest operations are subject to environmental regulations as set out by the Saskatchewan government and the Canadian Nuclear Safety Commission. Cost estimates of the estimated future decommissioning and reclamation activities are prepared periodically and filed with the applicable regulatory authorities for approval. The above accrual represents the Company’s best estimate of the present value of the future reclamation cost contemplated in these cost estimates discounted at 6.48%. As at December 31, 2010, the undiscounted amount of estimated future reclamation costs is $19,705,000 (CAD$19,599,000). Reclamation costs are expected to be incurred between 2025 and 2052.

Under the Mineral Industry Environmental Protection Regulations (1996), the Company is required to provide its pro-rata share of financial assurances to the Province. As at March 31, 2011, the Company has provided irrevocable standby letters of credit, from a chartered bank, in favour of Saskatchewan Environment, totalling CAD$9,698,000.

13.	DEBT OBLIGATIONS
Debt obligations consists of:

	At March 31	At December 31	At January 1
(in thousands)	2011	2010	2010

Notes payable and other financing	$297	$405	$1,064

	$297	$405	$1,064

Debt obligations, by duration:
Current	113	200	869
Non-current	184	205	195

	$297	$405	$1,064

Revolving Line of Credit

The Company has in place a $60,000,000 revolving term credit facility (the “facility”) with the Bank of Nova Scotia. The maturity date of the facility is June 30, 2011. Discussions are currently underway for a replacement facility.

The facility contains three financial covenants: one based on maintaining a certain level of tangible net worth, a second requiring a minimum current ratio to be maintained and the other requiring the Company to reduce borrowings under the facility to $35,000,000 for a period of time each quarter before drawing further amounts.

The borrower under the facility is DMI and DMC has provided an unlimited full recourse guarantee and a pledge of all of the shares of DMI. DMI has provided a first-priority security interest in all present and future personal property and an assignment of its rights and interests under all material agreements relative to the McClean Lake and Midwest projects. In addition, each of DMC’s material U.S subsidiaries has provided an unlimited full recourse guarantee secured by a pledge of all of its shares and a first-priority security interest in all of its present and future personal property.

Interest payable under the facility is bankers acceptance or LIBOR rate plus a margin or prime rate plus a margin. The facility is subject to standby fees.

As at March 31, 2011, the Company has no outstanding borrowings under the facility (December 31, 2010 — $Nil). At March 31, 2011, approximately $22,048,000 of the facility is being utilized as collateral for certain letters of credit and is not available to draw upon (December 31, 2010 - $19,816,000). During the three months ending March 31, 2011, the Company has not incurred any interest under the facility.

The Company has deferred $1,289,000 (CAD$1,250,000) of incremental costs associated with the set-up and subsequent amendment of the facility. These costs are being amortized over the three year term of the facility. The unamortized portion of the asset is included in “prepaid expenses and other” on the consolidated balance sheet.

14.	OTHER LONG-TERM LIABILITIES
Other long-term liabilities consists of:

	At March 31	At December 31	At January 1
(in thousands)	2011	2010	2010

Unamortized fair value of toll milling contracts	$1,031	$1,005	$951
Unamortized fair value of sales contracts	—	—	313
Other	100	100	100

	$1,131	$1,105	$1,364

Other long-term liabilities — by duration:
Current	—	—	313
Non-current	1,131	1,105	1,051

	$1,131	$1,105	$1,364

15.	SHARE CAPITAL

Denison is authorized to issue an unlimited number of common shares without par value. A continuity summary of the issued and outstanding common shares and the associated dollar amounts is presented below:

	Number of
	Common
(in thousands except share amounts)	Shares	Amount

Balance at January 1, 2010	339,720,415	$850,336

Issued for cash:
New issue gross proceeds	26,400,000	64,769
New issue gross issue costs	—	(3,678)
Exercise of stock options	80,250	159
Fair value of stock options exercised	—	95

	26,480,250	61,345

Balance at December 31, 2010	366,200,665	$911,681

Issued for cash:
New issue gross proceeds	18,300,000	66,024
New issue gross issue costs	—	(3,858)
Exercise of stock options	160,250	328
Fair value of stock options exercised	—	189

	18,460,250	62,683

Balance at March 31, 2011	384,660,915	$974,364

New issues

In December 2010, the Company completed a private placement of 25,000,000 special warrants at a price of CAD$2.45 per special warrant for gross proceeds of $60,613,000 (CAD$61,250,000). Each special warrant entitled the holder to receive one common share of the Company within three days after the issuance of a final prospectus receipt by the applicable securities regulatory authorities. The final prospectus receipt was received by the Company on December 20, 2010 and, accordingly, all special warrants were converted into common shares.

In December 2010, the Company completed a private placement of 1,400,000 flow-through special warrants at a price of CAD$3.00 per flow-through special warrant for gross proceeds of $4,156,000 (CAD$4,200,000). Each flow-through special warrant entitled the holder to receive one flow-through common share of the Company within three days after the issuance of a final prospectus receipt by the applicable securities regulatory authorities. The final prospectus receipt was received by the Company on December 20, 2010 and, accordingly, all flow-through special warrants were converted into flow-through common shares.

In March 2011, the Company completed a financing of 18,300,000 common shares at a price of CAD$3.55 per share for gross proceeds of $66,024,000 (CAD$64,965,000).
Flow-Through Share Issues

The Company finances a portion of its exploration programs through the use of flow-through share issuances. Income tax deductions relating to these expenditures are claimable by the investors and not by the Company.

As at March 31, 2011, the Company estimates that it has spent CAD$1,653,000 of its CAD$4,200,000 December 2010 flow-through share obligation. The Company renounced the income tax benefit of this issue to its subscribers in February 2011.

16.	SHARE PURCHASE WARRANTS
A continuity summary of the issued and outstanding share purchase warrants in terms of common shares of the Company and the associated dollar amounts is presented below:

	Number of	Fair Value
	Common Shares	Dollar
(in thousands except share amounts)	Issuable	Amount

Balance at December 31, 2010	6,408,000	$5,830
Warrants expired — March 2006 Series (1)	(6,408,000)	(5,830)

Balance at March 31, 2011	—	$—

(1)
The March 2006 series had an effective exercise price of CDN$10.42 per issuable share (CDN$30.00 per warrant adjusted for the 2.88 exchange ratio associated with the Denison and IUC merger) and expired on March 1, 2011.

17.	STOCK OPTIONS

The Company’s stock-based compensation plan (the “Plan”) provides for the granting of stock options up to 10% of the issued and outstanding common shares at the time of grant, subject to a maximum of 20 million common shares. As at March 31, 2011, an aggregate of 13,833,700 options have been granted (less cancellations) since the Plan’s inception in 1997.

Under the Plan, all stock options are granted at the discretion of the Company’s board of directors, including any vesting provisions if applicable. The term of any stock option granted may not exceed ten years and the exercise price may not be lower than the closing price of the Company’s shares on the last trading day immediately preceding the date of grant. In general, the term of stock options granted under the Plan ranges from three to five years and vesting occurs over a three year period.

A continuity summary of the stock options of the Company granted under the Plan is presented below:

		Weighted-
		Average
		Exercise
	Number of	Price per
	Common	Share
	Shares	(CAD$)

Stock options outstanding — beginning of period	6,286,089	$2.61
Granted	1,889,000	3.19
Exercised (1)	(160,250)	2.04
Forfeitures	(10,000)	2.04
Cancellations	(89,825)	6.71

Stock options outstanding — end of period	7,915,014	$2.72

Stock options exercisable — end of period	4,134,430	$2.86

(1)	The weighted average share price at the date of exercise was CAD$3.53.
A summary of the Company’s stock options outstanding at March 31, 2011 is presented below:

	Weighted		Weighted-
	Average		Average
	Remaining		Exercise
Range of Exercise	Contractual	Number of	Price per
Prices per Share	Life	Common	Share
(CAD$)	(Years)	Shares	(CAD$)

Stock options outstanding
$1.37 to $2.49	3.21	5,013,376	$1.99
$2.50 to $4.99	4.89	1,994,199	3.21
$5.00 to $7.49	4.31	827,439	5.40
$7.50 to $8.50	2.13	80,000	7.95

Stock options outstanding — end of period	3.74	7,915,014	$2.72

Options outstanding at March 31, 2011 expire between April 2011 and October 2016.
The following table outlines the range of assumptions used in the Black-Scholes option pricing model to determine the fair value of options granted for the period:

Three Months
Ended
March 31, 2011

Risk-free interest rate	2.26% – 2.34%
Expected stock price volatility	91.7% – 92.4%
Expected life	3.7 years
Expected forfeitures	6.4%
Expected dividend yield	—
Fair value per share under options granted	CAD$1.47 – CAD$2.04

Stock-based compensation is included as a component of general and administrative expense in the statement of income and is $607,000 for the three months ended March 31, 2011 and $395,000 for the three months ended March 31, 2010.

The fair values of stock options with vesting provisions are amortized on a straight-line graded method basis as stock-based compensation expense over the applicable vesting periods. At March 31, 2011, the Company had an additional $4,274,000 in stock-based compensation expense to be recognized periodically to March 2013.

18.	SUPPLEMENTAL FINANCIAL INFORMATION
The elements of operating expenses in the statement of operations are as follows:

	Three Months Ended
	March 31	March 31
(in thousands)	2011	2010

Cost of goods and services sold:
COGS — mineral concentrates	$20,253	$18,375
Operating Overheads:
Mining, development expense:
-Depreciation	1,363	1,416
-All other	8,331	7,562
Milling, conversion expense:
-Depreciation	1,576	1,729
-All other	25,666	10,719
Mill feed cost:
-Stockpile depletion	8,623	2,815
-Mineral property amortization	764	142
Less absorption:
-Stockpiles, mineral properties	(9,539)	(8,782)
-Concentrates	(36,485)	(13,921)
Cost of services	3,635	3,631
Inventory—non-cash adjustments	1,374	(7,219)

Cost of goods and services sold	25,561	16,467

Reclamation—accretion, adjustments	311	326
Post-employment—accretion, adjustments	66	80
Selling expenses	549	359
Sales royalties and capital taxes	—	234

Operating expenses	$26,487	$17,466

The elements of other expense in the statement of operations are as follows:

	Three Months Ended
	March 31	March 31
(in thousands)	2011	2010

Losses (gains) on:
Foreign exchange	$2,567	$6,263
Disposal of property, plant and equipment	7	—
Investment disposals	—	(122)
Investment other than temporary losses	—	177
Restricted cash and investments—fair value change	127	(13)
Other	(710)	(189)

Other expense	$1,991	$6,116

The elements of finance income (expense) in the statement of operations are as follows:

	Three Months Ended
	March 31	March 31
(in thousands)	2011	2010

Interest income	$357	$194
Interest expense	(81)	(6)

Finance income (expense)	$276	$188

A summary of employee benefits recognized in the statement of operations is as follows:

	Three Months Ended
	March 31	March 31
(in thousands)	2011	2010

Salaries and short-term employee benefits	$7,233	$6,879
Share-based compensation	607	395

Employee benefits	$7,840	$7,274

19.	SEGMENTED INFORMATION
Business Segments

The Company operates in two primary segments — the mining segment and the services and other segment. The mining segment, which has been further subdivided by major geographic regions, includes activities related to exploration, evaluation and development, mining, milling and the sale of mineral concentrates. The services and other segment includes the results of the Company’s environmental services business, management fees and commission income earned from UPC and general corporate expenses not allocated to the other segments.

For the three months ended March 31, 2011, business segment results were as follows:

	Canada	U.S.A	Africa	Asia	Services
(in thousands)	Mining	Mining	Mining	Mining	and Other	Total

Statement of Operations:
Revenues	—	22,547	—	—	4,221	26,768

Expenses:
Operating expenses	532	22,321	—	—	3,634	26,487
Mineral property exploration	2,730	36	114	305	—	3,185
General and administrative	—	1,169	246	195	2,768	4,378

	3,262	23,526	360	500	6,402	34,050

Segment income (loss)	(3,262)	(979)	(360)	(500)	(2,181)	(7,282)

Revenues — supplemental:
Uranium concentrates	—	16,870	—	—	—	16,870
Vanadium concentrates	—	5,579	—	—	—	5,579
Environmental services	—	—	—	—	3,484	3,484
Management fees and commissions	—	—	—	—	737	737
Alternate feed processing and other	—	98	—	—	—	98

	—	22,547	—	—	4,221	26,768

Capital additions:
Property, plant and equipment	147	5,769	344	72	797	7,129

Long-lived assets:
Plant and equipment
Cost	93,975	98,348	924	552	4,839	198,638
Accumulated depreciation	(9,055)	(34,518)	(528)	(417)	(2,010)	(46,528)
Mineral properties	75,139	32,683	83,574	8,959	—	200,355
Intangibles	—	—	—	—	3,664	3,664

	160,059	96,513	83,970	9,094	6,493	356,129

For the three months ended March 31, 2010, business segment results were as follows:

	Canada	U.S.A	Africa	Asia	Services
(in thousands)	Mining	Mining	Mining	Mining	and Other	Total

Statement of Operations:
Revenues	3,186	13,803	—	—	4,986	21,975

Expenses:
Operating expenses	1,110	12,713	—	—	3,643	17,466
Mineral property exploration	1,416	3	—	278	—	1,697
General and administrative	—	897	249	211	2,293	3,650

	2,526	13,613	249	489	5,936	22,813

Segment income (loss)	660	190	(249)	(489)	(950)	(838)

Revenues — supplemental:
Uranium concentrates	3,186	11,823	—	—	—	15,009
Vanadium concentrates	—	1,917	—	—	—	1,917
Environmental services	—	—	—	—	3,684	3,684
Management fees and commissions	—	—	—	—	1,302	1,302
Alternate feed processing and other	—	63	—	—	—	63

	3,186	13,803	—	—	4,986	21,975

Capital additions:
Property, plant and equipment	390	7,432	322	153	13	8,310

Long-lived assets:
Plant and equipment
Cost	91,867	84,804	763	523	2,929	180,886
Accumulated depreciation	(9,418)	(23,061)	(344)	(313)	(1,636)	(34,772)
Mineral properties	71,427	22,746	81,499	8,195	—	183,867
Intangibles	—	—	—	—	4,371	4,371

	153,876	84,489	81,918	8,405	5,664	334,352

Revenue Concentration

The Company’s business is such that, at any given time, it sells its uranium and vanadium concentrates to and enters into process milling arrangements and other services with a relatively small number of customers. In the three months ended March 2011, three customers from the mining segment accounted for approximately 74% of total revenues. For the comparative three month period ended March 2010, two customers from the mining segment and one customer from the services and other segment accounted for approximately 80% of total revenues.

20.	RELATED PARTY TRANSACTIONS
Uranium Participation Corporation
The following transactions were incurred with UPC for the periods noted:

	Three Months Ended
	March 31	March 31
(in thousands)	2011	2010

Revenue:
Management fees	$551	$340
Commission and transaction fees	—	962

	$551	$1,302

At March 31, 2011, accounts receivable includes $192,000 due from UPC with respect to the fees and transactions indicated above.

On January 3, 2011, the Company borrowed 150,000 pounds of U3O8 from UPC pursuant to a uranium concentrate loan agreement between the parties. As collateral for the loan, the Company issued an irrevocable standby-letter of credit in favour of UPC in the amount of $12,045,000. On March 30, 2011, the Company repaid 150,000 pounds of U3O8 to UPC. Loan fees incurred by the Company under the agreement were $91,000. At March 31, 2011, an amount of $91,000 is due to UPC.

Korea Electric Power Corporation (“KEPCO”)

In June 2009, Denison completed definitive agreements with KEPCO. The agreements included a long-term offtake agreement which provides for the delivery to KEPCO of 20% of Denison’s annual U3O8 production (±10%) but not less than 350,000 pounds (±10%) per year from 2010 to 2015 inclusive. KEPCO also purchased 58,000,000 common shares of Denison representing approximately 17% of the issued and outstanding capital as at June 2009. Pursuant to a strategic relationship agreement, KEPCO is entitled to subscribe for additional common _____shares in Denison’s future share offerings and require Denison to nominate two persons designated by KEPCO to Denison’s board of directors if KEPCO holds at least a 15% share interest in Denison (or one director if KEPCO’s share interest is between 5% and 15%). Currently, KEPCO’s interest in Denison has dropped to approximately 15.08%. Under the strategic relationship agreement, two representatives from KEPCO have been appointed to Denison’s board of directors as of the date hereof.

Other

During the three months ended March 2011, the Company has incurred management and administrative service fees and other expenses of $31,000 (three months ended March 2010: $21,000) with a company owned by the Chairman of the Company which provides corporate development, office premises, secretarial and other services. At March 31, 2011, an amount of $nil was due to this company.

Compensation of Key Management Personnel

Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the Company, directly or indirectly. Key management personnel includes the Company’s executive officers, vice-presidents and members of its Board of Directors.

Compensation awarded to key management personnel were as follows:

	Three Months Ended
	March 31	March 31
(in thousands)	2011	2010

Salaries and short-term employee benefits	$616	$667
Share-based compensation	302	120
Termination benefits	—	155

Key management personnel compensation	$918	$942

21.	INCOME TAXES

For the three months ended March 31, 2011, the Company has recognized deferred tax recoveries of $1,930,000. The deferred tax recovery includes the recognition of previously unrecognized Canadian tax assets of $1,461,000 associated with the taxation of the expired warrants during the quarter.

22.	COMMITMENTS AND CONTINGENCIES
General Legal Matters

The Company is involved, from time to time, in various other legal actions and claims in the ordinary course of business. In the opinion of management, the aggregate amount of any potential liability is not expected to have a material adverse effect on the Company’s financial position or results.

Third Party Indemnities
The Company has agreed to indemnify Calfrac Well Services against certain specified future liabilities it may incur related to the assets or liabilities assumed by Calfrac on March 8, 2004.
23.	SUBSEQUENT EVENTS

In February 2011, the Company entered into a Bid Implementation Agreement with White Canyon Uranium Limited (“White Canyon”). Under the agreement, the Company has agreed to make a takeover offer to acquire 100% of the issued and outstanding shares of White Canyon (ASX: WCU, TSX-V: WU) at a price of AUD$0.24 per share for total consideration of approximately AUD$57,000,000. Denison’s offer is subject to a number of conditions including the requirement that Denison acquire a relevant interest in at least 90% of White Canyon’s share capital during or by the end of the offer period. The bidder’s statement to White Canyon’s shareholders has been issued and the offer remains open.